Exhibit 99.2
INDEPENDENT AUDITOR'S REPORT

The Stockholders
Pall Corporation:
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Pall Corporation and its subsidiaries, which comprise the consolidated balance sheets as of July 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three year period ended July 31, 2015, and the related notes to the consolidated financial statements.
Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with United States generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pall Corporation and its subsidiaries as of July 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three year period ended July 31, 2015 in accordance with U.S. generally accepted accounting principles.

/s/	KPMG LLP
KPMG LLP

Melville, New York

September 2, 2015

PALL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	July 31, 2015	July 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,204,053	$964,110
Accounts receivable	583,840	615,713
Inventory	380,002	404,878
Other current assets	158,957	152,522
Total current assets	2,326,852	2,137,223
Property, plant and equipment	724,239	805,327
Goodwill	474,267	491,462
Intangible assets	216,074	242,423
Other non-current assets	148,816	174,045
Total assets	$3,890,248	$3,850,480
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$814,726	$424,943
Accounts payable	172,319	165,373
Accrued liabilities	321,333	328,397
Income taxes payable	25,883	60,775
Current portion of long-term debt	320	87,955
Dividends payable	—	30,203
Total current liabilities	1,334,581	1,097,646
Long-term debt, net of current portion	373,451	373,793
Income taxes payable – non-current	120,096	150,484
Deferred income taxes	110,862	67,303
Other non-current liabilities	261,056	265,897
Total liabilities	2,200,046	1,955,123
Stockholders’ equity:
Common stock, par value $0.10 per share; 500,000 shares authorized; 127,958 shares issued	12,796	12,796
Capital in excess of par value	374,451	327,301
Retained earnings	2,780,142	2,512,961
Treasury stock, at cost (2015 – 20,998 shares, 2014 – 18,111 shares)	(1,215,274)	(942,780)
Accumulated other comprehensive (loss)	(261,913)	(14,921)
Total stockholders’ equity	1,690,202	1,895,357
Total liabilities and stockholders’ equity	$3,890,248	$3,850,480

See accompanying notes to consolidated financial statements.

PALL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands)

	Years Ended
	July 31, 2015	July 31, 2014	July 31, 2013
Net sales	$2,791,318	$2,789,147	$2,648,063
Cost of sales	1,342,026	1,362,984	1,276,060
Gross profit	1,449,292	1,426,163	1,372,003
Selling, general and administrative expenses	798,289	814,461	810,358
Research and development	98,939	102,601	94,216
Restructuring and other charges, net	61,631	40,154	40,182
Interest expense, net	19,223	17,532	15,621
Earnings from continuing operations before income taxes	471,210	451,415	411,626
Provision for income taxes	103,503	87,459	81,664
Net earnings from continuing operations	$367,707	$363,956	$329,962
Earnings from discontinued operations, net of income taxes	$—	$—	$244,973
Net earnings	$367,707	$363,956	$574,935

See accompanying notes to consolidated financial statements.

PALL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Years Ended
	July 31, 2015	July 31, 2014	July 31, 2013
Net earnings	$367,707	$363,956	$574,935
Other comprehensive income/(loss), net of income taxes:
Foreign currency translation	(241,579)	14,091	(13,065)
Pension liability adjustment	(6,306)	3,931	39,233
Unrealized investment gains/(losses)	(1,104)	757	(1,481)
Unrealized gains/(losses) on derivatives	1,997	7,092	(2,572)
Total other comprehensive income/(loss), net of income taxes	$(246,992)	$25,871	$22,115
Comprehensive income	$120,715	$389,827	$597,050

See accompanying notes to consolidated financial statements.

PALL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

Years Ended July 31, 2013, July 31, 2014 and July 31, 2015	Common Stock	Capital in Excess of Par Value	Retained Earnings	Treasury Stock	Stock Option Loans	Accumulated Other Comprehensive Income/(Loss)	Total
Balance at August 1, 2012	$12,796	$271,489	$1,840,926	$(552,215)	$(54)	$(62,907)	$1,510,035
Net earnings			574,935				574,935
Foreign currency translation						(13,065)	(13,065)
Pension liability adjustment						39,233	39,233
Unrealized investment gains/(losses), net of reclassification adjustment						(1,481)	(1,481)
Unrealized gains/(losses) on derivatives						(2,572)	(2,572)
Dividends declared			(114,516)				(114,516)
Issuance of 1,571 shares for stock plans and tax benefit related to stock plans		(12,658)	(16,314)	61,986			33,014
Restricted stock units related to stock plans		9,541					9,541
Stock based compensation expense		29,778					29,778
Purchase of 3,971 shares				(250,000)			(250,000)
Stock option loans					54		54
Balance at July 31, 2013	12,796	298,150	2,285,031	(740,229)	—	(40,792)	1,814,956
Net earnings			363,956				363,956
Foreign currency translation						14,091	14,091
Pension liability adjustment						3,931	3,931
Unrealized investment gains/(losses), net of reclassification adjustment						757	757
Unrealized gains/(losses) on derivatives						7,092	7,092
Dividends declared			(123,205)				(123,205)
Issuance of 1,115 shares for stock plans and tax benefit related to stock plans		(10,351)	(12,821)	47,449			24,277
Restricted stock units related to stock plans		7,819					7,819
Stock based compensation expense		31,683					31,683
Purchase of 3,056 shares				(250,000)			(250,000)
Stock option loans					—		—
Balance at July 31, 2014	12,796	327,301	2,512,961	(942,780)	—	(14,921)	1,895,357
Net earnings			367,707				367,707
Foreign currency translation						(241,579)	(241,579)
Pension liability adjustment						(6,306)	(6,306)
Unrealized investment gains/(losses), net of reclassification adjustment						(1,104)	(1,104)
Unrealized gains/(losses) on derivatives						1,997	1,997
Dividends declared			(99,192)				(99,192)
Issuance of 618 shares for stock plans and tax benefit related to stock plans		(5,294)	(1,334)	31,611			24,983
Restricted stock units related to stock plans		7,133					7,133
Stock based compensation expense		41,716					41,716
Purchase of 3,505 shares		3,595		(304,105)			(300,510)
Balance at July 31, 2015	$12,796	$374,451	$2,780,142	$(1,215,274)	$—	$(261,913)	$1,690,202

See accompanying notes to consolidated financial statements.

PALL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended
	July 31, 2015	July 31, 2014	July 31, 2013
Operating activities:
Net earnings	$367,707	$363,956	$574,935
Adjustments to reconcile net earnings to net cash provided by operating activities:
Restructuring and other charges, net	14,759	—	889
Depreciation and amortization of long-lived assets	116,163	116,392	106,284
Non-cash stock compensation	41,716	31,683	29,778
Excess tax benefits from stock based compensation arrangements	(8,138)	(12,890)	(15,812)
Amortization of deferred revenue	(2,154)	(2,154)	(2,154)
Deferred income taxes	42,781	6,931	11,314
Provisions for doubtful accounts	3,707	1,603	7,173
(Gain)/loss on sale of assets	2,129	3,782	(390,187)
Other	1,656	1,470	1,344
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Inventories	(22,857)	12,040	(17,088)
Accounts receivable	(38,914)	(26,080)	81,916
Income taxes receivable/payable	(47,050)	28,277	6,981
Accounts payable and accrued expenses	56,607	54	(123,801)
Other assets	4,938	(12,708)	13,993
Other liabilities	4,050	(8,444)	98,894
Net cash provided by operating activities	537,100	503,912	384,459
Investing activities:
Capital expenditures	(63,179)	(74,737)	(110,182)
Purchases of retirement benefit assets	(64,669)	(45,045)	(45,718)
Proceeds from sale and maturities of retirement benefit assets	69,578	52,695	46,147
Proceeds from sale of assets	2,907	6,099	537,625
Acquisitions of businesses, net of cash acquired	(9,382)	(318,978)	(21,970)
Purchase of other productive long-term assets	(21,207)	(3,785)	(6,602)
Other	(4,530)	(9,758)	—
Net cash provided/(used) by investing activities	(90,482)	(393,509)	399,300
Financing activities:
Notes payable	389,783	254,976	(34,973)
Long-term borrowings	—	—	14
Repayments of short-term debt	(74,917)	(3,927)	—
Repayments of long-term debt	—	(718)	(461)
Additions to deferred financing costs	(1,535)	—	(3,043)
Purchase of treasury stock	(304,105)	(250,000)	(250,000)
Dividends paid	(127,865)	(118,758)	(108,054)
Net proceeds from stock plans	17,752	12,625	36,240
Excess tax benefits from stock based compensation arrangements	8,138	12,890	15,812
Other	(4,516)	—	—
Net cash used by financing activities	(97,265)	(92,912)	(344,465)
Effect of exchange rate changes on cash and cash equivalents	(109,410)	9,733	(2,682)
Net increase in cash and cash equivalents	239,943	27,224	436,612
Cash and cash equivalents at beginning of year	964,110	936,886	500,274
Cash and cash equivalents at end of year	$1,204,053	$964,110	$936,886
Supplemental disclosures:
Interest paid	$26,241	$23,788	$34,373
Income taxes paid (net of refunds)	$91,636	$57,981	$144,733
 See accompanying notes to consolidated financial statements.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 1 – ACCOUNTING POLICIES AND RELATED MATTERS
The Company
Pall Corporation and its subsidiaries (hereinafter collectively called the “Company” unless the context requires otherwise) manufacture and market filtration, purification and separation products and integrated systems solutions throughout the world to a diverse group of customers.
The Company’s fiscal year ends on July 31, and the Company’s fiscal quarters end on October 31, January 31 and April 30.
On May 12, 2015, the Company executed an Agreement and Plan of Merger (the "Merger Agreement"), with Danaher Corporation, a Delaware corporation (“Danaher”) pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Danaher agreed to acquire the Company for $127.20 per share in cash. The acquisition was not subject to any financing conditions but required shareholder and regulatory approval and closed on August 31, 2015 (the "Merger"). See Note 20, Subsequent Events.
As discussed in Note 18, Discontinued Operations, the Company has sold, effective August 1, 2012, certain assets of its blood collection, filtration and processing product line, which was a component of the Life Sciences segment (the product line sales were reported in the Medical market), and met both the criteria for discontinued operations and held for sale presentation during the third quarter of fiscal year 2012. As such, it has been reported as a discontinued operation in the Company’s consolidated financial statements.
Presentation and Use of Estimates
The financial statements of the Company are presented on a consolidated basis with its subsidiaries, substantially all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.
Financial statements of foreign subsidiaries have been translated into United States (“U.S.”) Dollars at exchange rates as follows: (i) balance sheet accounts at year-end rates, except certain equity accounts which are translated at historic rates, and (ii) income statement accounts at weighted average rates. Translation gains and losses are reflected in stockholders’ equity, while transaction gains and losses, which result from the settlement of foreign denominated receivables and payables at rates that differ from rates in effect at the transaction date, are reflected in earnings. Net transaction gains/(losses) inclusive of offsetting gains/(losses) on foreign currency forward contracts in fiscal years 2015, 2014 and 2013 amounted to $(2,288), ($3,027) and $(5,076), respectively, and were recorded in selling, general and administrative expenses.
To prepare the Company’s consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), management is required to make assumptions that may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to, inventory valuation; provisions for doubtful accounts; asset recoverability; depreciable lives of fixed assets and useful lives of patents and amortizable intangibles; fair value of financial instruments; income tax assets and liabilities; pension valuations; restructuring and other charges; valuation of assets acquired and liabilities assumed in business combinations; allocation of costs to operating segments; revenue recognition and liabilities for items such as contingencies and environmental remediation. The Company is subject to uncertainties such as the impact of future events; economic, environmental and political factors; and changes in the business climate. Therefore, actual results may differ from those estimates. When no estimate in a given range is deemed to be better than any other when estimating contingent liabilities, the low end of the range is accrued. Accordingly, the accounting estimates used in the preparation of the Company’s consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Such changes and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements.
Certain prior year amounts have been reclassified to conform to the current year presentation.
Cash and Cash Equivalents
All financial instruments purchased with a maturity of three months or less, other than amounts held in the benefits protection trust (as discussed in Note 7, Other Current and Non-Current Assets), are considered cash equivalents.
Inventories
Inventories are valued at the lower of cost (on the first-in, first-out method) or market.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Investments
Investments (which include equity interests of less than 20%) are primarily considered available-for-sale securities and, as such, are carried at fair value. Unrealized gains and losses on these securities are reported as a separate component of stockholders’ equity until realized from sale or when unrealized losses are deemed by management to be other than temporary. Management considers numerous factors, on a case-by-case basis, in evaluating whether the decline in market value of an available-for-sale security below cost is other than temporary. Such factors include, but are not limited to, (i) the length of time and the extent to which the market value has been less than cost; (ii) the financial condition and the near-term prospects of the issuer of the security; and (iii) whether the Company’s intent to retain the investment for the period of time is sufficient to allow for any anticipated recovery in market value. Investments are included in “Other non-current assets” in the accompanying consolidated balance sheets.
Acquisition Accounting
Acquisitions of businesses are accounted for using the acquisition method of accounting. The acquisition method of accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Transaction costs are expensed as incurred. Any excess of the purchase price over the assigned values of the net assets acquired is recorded as goodwill. When the Company acquires net assets that do not constitute a business under U.S. GAAP, no goodwill is recognized.
Goodwill
The Company performs detailed impairment testing for goodwill annually during the Company’s fiscal third quarter, or more frequently if certain events or circumstances indicate impairment might have occurred. The Company elected to bypass the optional qualitative goodwill assessment allowed by applicable accounting standards and performed a quantitative impairment test for all reporting units as this was determined to be the most effective method to assess for impairment. The Company evaluates the recoverability of goodwill using a two-step impairment test approach at the reporting unit level. The Company’s two operating segments, Life Sciences and Industrial, were also determined to be its reporting units. In the first step, the overall fair value for the reporting unit is compared to its book value including goodwill. In the event that the overall fair value of the reporting unit was determined to be less than the book value, a second step is performed which compares the implied fair value of the reporting unit’s goodwill to the book value of the goodwill. If the implied fair value of the goodwill is less than its book value, the difference is recognized as an impairment. In fiscal years 2015 and 2014, the estimated fair values of the Company’s reporting units substantially exceeded the carrying values of these reporting units, and as such, the second step was not performed.
Intangible Assets and Property, Plant & Equipment
The Company’s amortizable intangible assets, which are comprised almost entirely of patented and unpatented technology, customer-related intangibles and trademarks, are subject to amortization for periods ranging up to 20 years, principally on a straight-line basis. Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets, principally on the straight-line basis. The estimated useful lives range from 30 to 50 years for buildings, 3 to 10 years for machinery and equipment, 3 to 10 years for information technology hardware and software and 8 to 10 years for furniture and fixtures. Leasehold improvements are depreciated over the shorter of the remaining life or the remaining lease term.
The Company reviews its depreciable and amortizable long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. If the sum of the expected cash flows, undiscounted, is less than the carrying amount of the asset (or asset group), an impairment loss is recognized as the amount by which the carrying amount of the asset (or asset group) exceeds its fair value.
Revenue Recognition
Revenue is recognized when title and risk of loss have transferred to the customer and when contractual terms have been fulfilled, except for certain long-term contracts, whereby revenue is recognized under the percentage of completion method (see below). Transfer of title and risk of loss occurs when the product is delivered in accordance with the contractual shipping terms. In instances where contractual terms include a provision for customer acceptance, revenue is recognized when either (i) the Company has previously demonstrated that the product meets the specified criteria based on either seller or customer-specified objective criteria or (ii) upon formal acceptance received from the customer where the product has not been previously demonstrated to meet customer-specified objective criteria.
For contracts accounted for under the percentage of completion method, revenue is based upon the ratio of costs incurred to date compared with estimated total costs to complete. The cumulative impact of revisions to total estimated costs is reflected in the period of the change, including anticipated losses.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Stock Plans
The Company has four stock-based employee and director compensation award types, which are described more fully in Note 15, Common Stock. The Company records stock-based compensation, measured at the fair value of the award on the grant date, as an expense in the consolidated statements of earnings. Upon the exercise of stock options or the vesting of restricted stock units, the resulting excess tax benefits, if any, are credited to additional paid-in capital. Any resulting tax deficiencies are offset against those cumulative credits to additional paid-in capital. If the cumulative credits to additional paid-in capital are exhausted, tax deficiencies are recorded to the provision for income taxes. Excess tax benefits are reflected as financing cash inflows in the accompanying consolidated statements of cash flows.
Environmental Matters
Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as facts and circumstances change, assessment and remediation efforts progress or as additional technical or legal information becomes available. Costs of future expenditures for environmental remediation obligations are not discounted to their present value and are expected to be disbursed over an extended period of time. Accruals for environmental liabilities are included in “Accrued liabilities” and “Other non-current liabilities” in the accompanying consolidated balance sheets.
Income Taxes
Income taxes payable, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s assessment of estimated future taxes to be paid. The Company is subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense.
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in earnings in the period that includes the enactment date.
In evaluating the Company’s ability to recover deferred tax assets within the jurisdiction from which they arise, management assesses the generation of sufficient taxable income from all sources, including the scheduled reversal of taxable temporary differences, tax-planning strategies and projected future operating income. To the extent the Company does not consider it “more-likely-than-not” that a deferred tax asset will be recovered, a valuation allowance is established.
When evaluating uncertain tax positions, the Company determines whether the position is “more-likely-than-not” to be sustained upon examination based upon its technical merits or administrative practices or precedents. Any tax position that meets the “more-likely-than-not” recognition threshold is measured and recognized in the consolidated financial statements. The amount of tax benefit to be recognized is the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.
The Company recognizes accrued interest expense related to unrecognized income tax benefits in interest expense and the obligation is recorded in current or non-current interest payable on the Company’s consolidated balance sheet. Penalties are accrued as part of the provision for income taxes and the unpaid balance at the end of a reporting period is recorded as part of current or non-current income taxes payable.
For further discussion, refer to Note 11, Income Taxes.
Derivative Instruments
The Company’s derivative instruments are recorded as either assets or liabilities in the consolidated balance sheets based on their fair values. Changes in the fair values are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. Derivative instruments designated as hedges are accounted for as either a hedge of a recognized asset or liability (fair value hedge) or a hedge of a forecasted transaction (cash flow hedge). For the effective portion of derivatives designated as cash flow hedges, changes in fair values are recognized in other comprehensive income/(loss). Changes in fair values related to fair value hedges as well as the ineffective portion of cash flow hedges are recognized in earnings. Changes in the fair value of the underlying hedged item of a fair value hedge are also recognized in earnings. For further discussion, refer to Note 10, Financial Instruments and Risks & Uncertainties.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Adoption of New Accounting Pronouncements
In April 2015, the Financial Accounting Standards Board (“FASB”) issued new guidance which amended Accounting Standards Codification (“ASC”) 835, “Interest.” The amended guidance requires entities to present debt issuance costs related to a recognized debt liability in the balance sheet as a direct deduction from the carrying amount of that debt liability as opposed to previous guidance which dictated that debt issuance costs be presented in the balance sheet as a deferred charge. The amended guidance does not apply to the amortization of premium and discount of assets that are reported at fair value and the debt issuance costs of liabilities that are reported at fair value, nor does it change the current recognition requirements for reporting the amortization of debt issuance costs as interest expense. Per the amended guidance, net debt issuance costs of $1,687 and $2,033 for the periods ended July 31, 2015 and July 31, 2014, respectively, have been reclassified from ‘Other non-current assets’ and are presented as a direct deduction of ‘Long-term debt, net of current portion’ in the Company’s condensed consolidated balance sheets. The adoption of this guidance did not have a material impact on the Company’s consolidated financial results.
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In April 2014, the FASB issued authoritative guidance which changes the criteria for disposal of a component or a group of components of an entity to qualify as a discontinued operation. This revised guidance defines a discontinued operation as (i) a component of an entity or group of components that has been disposed of or is classified as held for sale that represents a strategic shift that has or will have a major effect on an entity’s operations and financial results or (ii) an acquired business or nonprofit activity that is classified as held for sale on the date of acquisition. The guidance also requires expanded disclosures related to discontinued operations and added disclosure requirements for individually material disposal transactions that do not meet the discontinued operations criteria. This guidance becomes effective prospectively for the Company’s fiscal 2016 first quarter, with early adoption permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available to be issued. This new guidance will be applied when it becomes effective. The adoption of this guidance is not expected to have a significant impact on the Company’s consolidated financial statements.
In May 2014, the FASB issued new accounting guidance which supersedes the revenue recognition requirements in ASC 605, “Revenue Recognition.” The new guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The revised guidance requires an entity to recognize revenue depicting the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance will also result in enhanced revenue related disclosures. The guidance is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2016. In April 2015, the FASB issued for public comment a proposed Accounting Standards Update that would defer the effective date of the revenue recognition standard by one year. The impact this guidance will have on the Company’s consolidated financial results has not yet been determined.
In July 2015, the FASB issued new accounting guidance which amends the requirements for the subsequent measurement of inventory in ASC 330. The new guidance will require an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendments in the updated guidance more closely align the measurement of inventory in U.S. GAAP with the measurement of inventory in International Financial Reporting Standards. The guidance is effective for fiscal years beginning after December 15, 2016. The adoption of this guidance is not expected to have a significant impact on the Company’s consolidated financial statements.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 2 – RESTRUCTURING AND OTHER CHARGES, NET
The following tables summarize the restructuring and other charges (“ROTC”) recorded in fiscal years 2015, 2014 and 2013:

2015	Restructuring (1)	Other Charges/(Gains) (2)	Total
Severance benefits and other employment contract obligations	$31,195	$—	$31,195
Professional fees and other costs	3,637	14,546	18,183
(Gain)/loss on sale and impairment of assets, net	13,139	1,620	14,759
Reversal of excess restructuring reserves	(2,506)	—	(2,506)
	$45,465	$16,166	$61,631
Cash	$32,650	$14,546	$47,196
Non-cash	12,815	1,620	14,435
	$45,465	$16,166	$61,631

2014	Restructuring (1)	Other Charges/(Gains)(2)	Total
Severance benefits and other employment contract obligations	$27,803	$(402)	$27,401
Professional fees and other costs	4,419	3,402	7,821
(Gain)/loss on sale and impairment of assets, net	4,002	(1,480)	2,522
Environmental matters	—	4,440	4,440
Reversal of excess restructuring reserves	$(2,030)	$—	$(2,030)
	$34,194	$5,960	$40,154
Cash	$30,192	$6,102	$36,294
Non-cash	4,002	(142)	3,860
	$34,194	$5,960	$40,154

2013	Restructuring (1)	Other Charges/(Gains) (2)	Total
Severance benefits and other employment contract obligations	$22,526	$3,316	$25,842
Professional fees and other costs	2,840	1,396	4,236
(Gain)/loss on sale and impairment of assets, net	993	1,358	2,351
Environmental matters	—	8,415	8,415
Reversal of excess restructuring reserves	$(662)	$—	$(662)
	$25,697	$14,485	$40,182
Cash	$23,410	$12,102	$35,512
Non-cash	2,287	2,383	4,670
	$25,697	$14,485	$40,182

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

(1) Restructuring:
In fiscal year 2012, the Company announced a multi-year strategic cost reduction initiative (“structural cost improvement initiative”). This initiative impacts both segments as well as the Corporate Services Group. The goal of this initiative is to properly position the Company’s cost structure globally to perform in the current economic environment without adversely impacting its growth or innovation potential.
Key components of the structural cost improvement initiative include:

▪	the strategic alignment of manufacturing, sales and R&D facilities to cost-effectively deliver high-quality products and superior service to the Company’s customers worldwide,

▪	creation of regional shared financial services centers for the handling of accounting transaction processing and other accounting functions,

▪	reorganization of sales functions, to more cost-efficiently deliver superior service to the Company’s customers globally, and

▪	reductions in headcount across all functional areas, enabled by efficiencies gained through the Company’s ERP systems, as well as in order to align to economic conditions.
Restructuring charges recorded in fiscal year 2015 primarily reflect the expenses incurred in connection with the Company’s structural cost improvement initiative as discussed above. In addition, restructuring charges include the impairment of assets related to a building held for sale, and the exit of an immaterial product line.
Restructuring charges recorded in fiscal year 2014 primarily reflect the expenses incurred in connection with the Company’s structural cost improvement initiative as discussed above. Restructuring charges in fiscal year 2014 also includes the impairment of assets related to the discontinuance of a specific manufacturing line due to excess capacity as a result of recent acquisitions.
Restructuring charges recorded in fiscal year 2013 primarily reflect the expenses incurred in connection with the Company’s structural cost improvement initiative as discussed above.
(2) Other Charges/(Gains):
Severance benefits and other employment contract obligations: In fiscal year 2013, the Company recorded charges related to certain employment contract obligations. In fiscal year 2014, the Company recorded an adjustment related to these employment contract obligations.
Professional fees and other: In fiscal year 2015, the Company recorded legal fees, other professional fees and other costs related to an Agreement and Plan of Merger with Danaher Corporation.
In fiscal year 2014, the Company recorded costs related to the settlement of a legal matter, as well as acquisition-related legal and other professional fees.
In fiscal years 2014 and 2013, the Company recorded costs related to the demolition of a vacant facility.
In fiscal year 2013, the Company recorded legal and other professional fees related to the Federal Securities Class Actions, Shareholder Derivative Lawsuits and Other Proceedings which pertain to matters that had been under audit committee inquiry (see Note 2, Audit Committee Inquiry and Restatement, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007). Furthermore, in fiscal year 2013, the Company recorded costs and reserve adjustments related to the settlement of the Federal Securities Class Actions and Shareholder Derivative Lawsuits and Other Proceedings. The receipt of insurance claim payments partly offset such costs.
Gain on sale and impairment of assets: In fiscal year 2015, the Company recorded an impairment related to a redundant software project. In fiscal year 2014, the Company recorded a gain on the sale of a building in Europe. In fiscal year 2013, the Company recorded an impairment related to a software project.
Environmental matters: In fiscal year 2014, the Company increased its previously established environmental reserve related to a matter in Pinellas Park, Florida. In fiscal year 2013, the Company increased its previously established environmental reserves primarily related to matters at its Ann Arbor, Michigan and Glen Cove, New York sites. Refer to Note 14, Contingencies and Commitments, for further discussion of these matters.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The following table summarizes the activity related to restructuring liabilities that were recorded for the Company’s structural cost improvement initiative that began in fiscal year 2012.

	Severance	Other	Total
Original charge	$61,852	$3,448	$65,300
Utilized	(27,365)	(2,798)	(30,163)
Translation	(123)	(47)	(170)
Balance at July 31, 2012	$34,364	$603	$34,967
Additions (a)	21,637	2,840	24,477
Utilized	(29,574)	(1,936)	(31,510)
Reversal of excess reserves	(500)	(57)	(557)
Translation	313	23	336
Balance at July 31, 2013	$26,240	$1,473	$27,713
Additions	27,803	4,419	32,222
Utilized	(26,178)	(4,596)	(30,774)
Reversal of excess reserves	(1,923)	(107)	(2,030)
Translation	230	39	269
Balance at July 31, 2014	$26,172	$1,228	$27,400
Additions (b)	31,519	3,637	35,156
Utilized	(29,946)	(3,173)	(33,119)
Reversal of excess reserves	(2,483)	(23)	(2,506)
Translation	(2,397)	(86)	(2,483)
Balance at July 31, 2015	$22,865	$1,583	$24,448

(a)	Excludes pension plan settlement charge of $889.

(b)	Excludes an adjustment of ($324) related to stock compensation.
NOTE 3 – ACCOUNTS RECEIVABLE
Accounts receivable are summarized as follows:

	2015	2014
Billed	$523,442	$556,928
Unbilled	73,599	72,681
Total	597,041	629,609
Less: allowance for doubtful accounts	(13,201)	(13,896)
	$583,840	$615,713
Unbilled receivables principally relate to revenues accrued for long-term contracts recorded under the percentage-of-completion method of accounting.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 4 – INVENTORY
The major classes of inventory, net, are as follows:

	2015	2014
Raw materials and components	$122,449	$117,581
Work-in-process	94,373	112,824
Finished goods	163,180	174,473
	$380,002	$404,878
NOTE 5 – PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consist of the following:

	2015	2014
Land	$42,452	$46,289
Buildings and improvements	521,236	545,444
Machinery and equipment	807,528	844,259
Information technology hardware & software	228,811	230,051
Furniture and fixtures	100,903	110,940
	1,700,930	1,776,983
Less: Accumulated depreciation and amortization	(976,691)	(971,656)
	$724,239	$805,327
Depreciation expense from continuing operations for property, plant and equipment for fiscal years 2015, 2014 and 2013 was $92,722, $95,152 and $86,428, respectively.
NOTE 6 – GOODWILL AND INTANGIBLE ASSETS
The Company completed its annual goodwill impairment test for all reporting units in the third quarter of fiscal year 2015 and determined that no impairment existed. In addition, the Company had no impairment of goodwill in the prior year. In connection with the annual goodwill impairment test, the Company estimates the fair value of its reporting units using a market approach employing Level 3 inputs as defined in the fair value hierarchy described in Note 9, Fair Value Measurements.
The following table presents changes in the carrying value of goodwill, allocated by reportable segment.

	Life Sciences	Industrial	Total
Balance as of July 31, 2013	$180,896	$161,596	$342,492
Acquisitions	91,121	59,628	150,749
Foreign currency translation	(2,259)	480	(1,779)
Balance as of July 31, 2014	269,758	221,704	491,462
Acquisitions	9,112	2,617	11,729
Foreign currency translation	(23,849)	(5,075)	(28,924)
Balance as of July 31, 2015	$255,021	$219,246	$474,267
For the year ended July 31, 2015, goodwill was primarily impacted by changes in the foreign exchange rates used to translate goodwill of foreign subsidiaries. Acquisitions for the Life Sciences segment are primarily related to the immaterial acquisition of Tarpon BioSystems (“Tarpon”) and to purchase price allocation adjustments for the acquisition of ATMI LifeSciences, which was acquired on February 20, 2014. Acquisitions for the Industrial segment are primarily related to a working capital adjustment for the acquisition of Filter Specialists, Inc.
For the year ended July 31, 2014, goodwill was primarily impacted by the acquisitions of Medistad Holding BV (“Medistad”), SoloHill Engineering, Inc. (“SoloHill”), the Life Sciences business of ATMI, Inc. (“ATMI LifeSciences”), and Filter Specialists, Inc. (“FSI”), see Note 19, Acquisitions.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Intangible assets consist of the following:

2015	Gross	Accumulated Amortization	Net
Patents and unpatented technology	$157,783	$69,003	$88,780
Customer-related intangibles	162,401	44,327	118,074
Trademarks	16,518	8,169	8,349
Other	3,493	2,622	871
	$340,195	$124,121	$216,074

2014	Gross	Accumulated Amortization	Net
Patents and unpatented technology	$165,727	$66,126	$99,601
Customer-related intangibles	165,759	33,845	131,914
Trademarks	16,971	7,130	9,841
Other	3,647	2,580	1,067
	$352,104	$109,681	$242,423
Intangible assets were primarily impacted by changes in the foreign exchange rates used to translate intangible assets of foreign subsidiaries. Intangibles were additionally impacted by the immaterial acquisition of Tarpon and the purchase of other customer-related intangibles.
Amortization expense from continuing operations for intangible assets for fiscal years 2015, 2014 and 2013 was $23,441, $21,240 and $19,856, respectively. Amortization expense is estimated to be approximately $22,202 in fiscal year 2016, $21,912 in fiscal year 2017, $21,780 in fiscal year 2018, $19,602 in fiscal year 2019 and $18,294 in fiscal year 2020.
NOTE 7 – OTHER CURRENT AND NON-CURRENT ASSETS
Other current assets consist of the following:

	2015	2014
Deferred income taxes (a)	$40,449	$39,001
Income taxes receivable (a)	12,803	4,894
Prepaid income taxes (a)	31,924	35,194
Prepaid expenses	32,786	36,903
Foreign exchange forward contracts	9,449	5,931
Other receivables	31,546	30,599
	$158,957	$152,522

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Other non-current assets consist of the following:

	2015	2014
Deferred income taxes (a)	$16,934	$16,569
Retirement benefit assets (b)	79,124	87,720
Prepaid income taxes (a)	11,249	16,041
Income taxes receivable (a)	13,266	26,227
Other	28,243	27,488
	$148,816	$174,045

(a)	See Note 11, Income Taxes, for further discussion.

(b)
Retirement benefit assets are held to satisfy obligations related to certain retirement benefit plans, which provide benefits to eligible employees in Germany and the U.S. These include guaranteed investment contracts of $14,360 and $18,102 as of July 31, 2015 and July 31, 2014, respectively. The guaranteed investment contracts were established to pay for supplementary retirement benefits related to plans in Germany. The July 31, 2015 and July 31, 2014 consolidated balance sheets reflect related liabilities in the amounts of $62,339 and $67,878, respectively. Also included within retirement benefit assets are benefits protection trusts, with assets aggregating $64,134 and $68,844 as of July 31, 2015 and July 31, 2014, respectively. The trust was established for the primary purpose of satisfying certain supplemental post-employment benefit obligations in the U.S. for eligible executives in the event of a change of control of the Company. In addition to holding cash equivalents primarily to satisfy cash requirements relating to benefit payments, the trust primarily invests in U.S. and Municipal government obligations, and debt obligations of corporations and financial institutions with high credit ratings. Contractual maturity dates of debt securities held by the trust range from 2015 to 2046. Such debt and equity securities are classified as available-for-sale and trading and aggregated $62,264 and $66,051 as of July 31, 2015 and July 31, 2014, respectively. The July 31, 2015 and July 31, 2014 consolidated balance sheets reflect retirement benefit assets held in the trust of $64,134 and $68,844 that relate to retirement benefit liabilities of $114,900 and $113,393, respectively.

The following is a summary of the Company’s available-for-sale investments by category which are classified within other non-current assets in the Company’s consolidated balance sheets.

2015	Cost/ Amortized Cost Basis	Fair Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Net Unrealized Holding Gains/(Losses)
Equity securities	$1,028	$701	$—	$(327)	$(327)
Debt securities:
Corporate	25,326	26,174	859	(11)	848
U.S. Treasury	15,129	15,394	289	(24)	265
Federal Agency	13,397	14,165	789	(21)	768
Mortgage-backed	4,783	4,847	65	(1)	64
	$59,663	$61,281	$2,002	$(384)	$1,618

2014	Cost/ Amortized Cost Basis	Fair Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Net Unrealized Holding Gains/(Losses)
Equity securities	$4,160	$4,748	$588	$—	$588
Debt securities:
Corporate	28,987	30,243	1,259	(3)	1,256
U.S. Treasury	9,478	9,724	246	—	246
Federal Agency	12,778	13,719	941	—	941
Mortgage-backed	11,219	11,405	190	(4)	186
	$66,622	$69,839	$3,224	$(7)	$3,217

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The following table shows the gross unrealized losses and fair value of the Company’s available-for-sale investments with unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

2015	Less than 12 months		12 months or greater		Total
	Fair Value	Gross Unrealized Holding Losses	Fair Value	Gross Unrealized Holding Losses	Fair Value	Gross Unrealized Holding Losses
Equity Securities	$550	$(327)	$—	$—	$550	$(327)
Debt securities:
Corporate	3,212	(11)	—	—	3,212	(11)
U.S. Treasury	2,810	(24)	—	—	2,810	(24)
Federal Agency	2,053	(21)	—	—	2,053	(21)
Mortgage-backed	1,006	(1)	—	—	1,006	(1)
	$9,631	$(384)	$—	$—	$9,631	$(384)

2014	Less than 12 months		12 months or greater		Total
	Fair Value	Gross Unrealized Holding Losses	Fair Value	Gross Unrealized Holding Losses	Fair Value	Gross Unrealized Holding Losses
Debt securities:
Corporate	$3,384	$(3)	$—	$—	$3,384	$(3)
Mortgage-backed	1,919	(4)	—	—	1,919	(4)
	$5,303	$(7)	$—	$—	$5,303	$(7)
The following table shows the proceeds and gross gains and losses from the sale of available-for-sale and trading investments primarily related to the Company’s benefit protection trust for the years ended July 31, 2015, July 31, 2014 and July 31, 2013:

	2015	2014	2013
Proceeds from sales	$53,965	$22,285	$15,018
Realized gross gains on sales	851	245	427
Realized gross losses on sales	77	179	5
The following is a summary of the Company’s trading securities by category as well as the net gains and losses recognized during the period for the years ended July 31, 2015, July 31, 2014, and July 31, 2013.

	2015	2014	2013
Equity securities	$1,533	$819	$190
Total trading securities	$1,533	$819	$190
Gains/(losses), net recognized for securities held	$4	$22	$3
Gains/(losses), net recognized for securities sold	(5)	7	—
Total gains/(losses), net recognized	$(1)	$29	$3
NOTE 8 – NOTES PAYABLE AND LONG-TERM DEBT
The Company has a commercial paper program under which the Company may issue up to $1,500,000 of unsecured short–term notes. The Company’s board of directors has authorized debt financings through the issuance of commercial paper plus borrowings under the Company’s senior revolving credit facility of up to a maximum aggregate amount outstanding at any time of $1,500,000.
As of July 31, 2015, the Company had approximately $815,000 of outstanding commercial paper, all of which is recorded as current liabilities under notes payable in the Company’s consolidated balance sheet. Commercial paper outstanding at any one time during the year had balances ranging from $425,000 to $1,185,000, carried interest rates ranging between 0.28% and 0.70%, and original maturities between 5 and 96 days. Commercial paper outstanding at July 31, 2015 carried an interest rate ranging between 0.40% and 0.63% and maturities between 7 and 90 days.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Long-term debt consists of:

	2015	2014
Senior revolving credit facility, due in fiscal year 2018 (a)	$—	$—
5% Senior Notes, due in fiscal year 2020, net of discount (b)	372,343	371,797
Japanese Yen (“JPY”) denominated loan, due in fiscal year 2015 (c)	—	87,570
Other	1,428	2,381
Total long-term debt	373,771	461,748
Current portion	(320)	(87,955)
Long-term debt, net of current portion	$373,451	$373,793

(a)
On April 11, 2013, the Company entered into a five-year $1,200,000 unsecured senior revolving credit facility (the “2013 Facility”) with a syndicate of banks, which was to mature on April 11, 2018. Borrowings under the 2013 Facility bore interest at either a variable rate based upon the London InterBank Offered Rate (U.S. Dollar, British Pound, Euro, Swiss Franc and Japanese Yen borrowings) or the European Union Banking Federation Rate (Euro borrowings) or at the prime rate of the Facility Agent (U.S. Dollar borrowing only). On August 11, 2014, the Company amended and extended the 2013 Facility to a five-year $1,500,000 unsecured senior revolving credit facility with a syndicate of banks, which matures on August 11, 2019 (the “2015 Facility”). In connection with the 2015 Facility, the Company incurred deferred financing costs of $1,535 which, in addition to the unamortized costs from the 2013 Facility, will be amortized to interest expense over the term of the 2015 Facility. The covenants for the 2015 Facility are the same as in the 2013 Facility.

The 2015 Facility does not permit the Company to exceed a maximum consolidated leverage ratio of 3.5:1, based upon the trailing four quarters’ results, subject to certain exceptions. In addition, the 2015 Facility includes other covenants that under certain circumstances may restrict the Company’s ability to incur additional indebtedness, make investments and other restricted payments, enter into sale and leaseback transactions, create liens and sell assets. As of July 31, 2015, there were no outstanding borrowings under the 2015 Facility, the Company’s consolidated leverage ratio was approximately 1.9:1 and the Company was in compliance with all related financial and other restrictive covenants, including limitations on indebtedness.

(b)
On June 18, 2010, the Company issued $375,000 of publicly traded 5.00% Senior Notes, due 2020 (the “Notes”). The Company’s senior notes (“Prior Notes”), originally due August 1, 2012, were fully redeemed in July 2010 after the satisfaction of a 30-day notice period. In connection with this redemption, the Company recorded a loss on extinguishment of debt totaling $31,374, primarily comprised of a redemption premium and the recognition of previously deferred financing costs related to the Prior Notes. In connection with the Notes, the Company incurred deferred financing costs of $3,455, which are being amortized to interest expense over the term of the Notes. The Notes are unsecured and unsubordinated obligations of the Company and rank pari passu to its other outstanding unsecured and unsubordinated indebtedness.

(c)	The Company paid the JPY denominated loan on the maturity date of May 26, 2015 by issuing short-term debt from the commercial paper program.
The aggregate annual maturities of long-term debt during fiscal years 2016 through 2020 are approximately as follows:

2016	$320
2017	509
2018	347
2019	239
2020	375,000
Interest expense, net, for fiscal years 2015, 2014 and 2013 is comprised of:

	2015	2014	2013
Interest expense(i)	$28,366	$26,544	$24,074
Interest income	9,143	9,012	8,453
Interest expense, net	$19,223	$17,532	$15,621

(i)
For fiscal years 2015, 2014 and 2013, interest expense was (reduced)/increased by $(382), $(781) and $(2,794), respectively, related to Income taxes payable. See Note 11, Income Taxes for further discussion.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The weighted average interest rates on notes payable at the end of fiscal years 2015 and 2014 were 0.51% and 0.30%, respectively. The weighted-average borrowing rate was 1.92% and 2.49% as of July 31, 2015 and July 31, 2014, respectively.
As of July 31, 2015, in addition to the 2015 Facility the Company had available unsecured credit facilities, totaling approximately $174,778, with $960 in compensating balances. These credit facilities provide the Company’s foreign subsidiaries with short-term liquidity and overdraft protection, and support various programs (such as guarantee, performance bond and warranty) mandated by customers. At July 31, 2015, there were no borrowings under these facilities; however, there was $73,399 of guarantees, performance bonds and warranties issued against these facilities.
NOTE 9 – FAIR VALUE MEASUREMENTS
The Company records certain of its financial assets and liabilities at fair value, which is the price that would be received to sell an asset or be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.
The current authoritative guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). Authoritative guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

▪	Level 1: Use of observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

▪
Level 2: Use of inputs other than quoted prices included in Level 1, which are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

▪	Level 3: Use of inputs that are unobservable.
The following table presents, for each of these hierarchy levels, the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of July 31, 2015:

	Fair Value Measurements
	As of July 31, 2015	Level 1	Level 2	Level 3
Financial assets carried at fair value
Money market funds	$3,984	$3,984	$—	$—
Available-for-sale securities:
Equity securities	701	701	—	—
Debt securities:
Corporate	26,174	—	26,174	—
U.S. Treasury	15,394	—	15,394	—
Federal Agency	14,165	—	14,165	—
Mortgage-backed	4,847	—	4,847	—
Trading securities	1,533	1,533	—	—
Derivative financial instruments:
Foreign exchange forward contracts	9,449	—	9,449	—
Financial liabilities carried at fair value
Derivative financial instruments:
Foreign exchange forward contracts	1,871	—	1,871	—

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The following table presents, for each of these hierarchy levels, the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of July 31, 2014:

	Fair Value Measurements
	As of July 31, 2014	Level 1	Level 2	Level 3
Financial assets carried at fair value
Money market funds	$4,860	$4,860	$—	$—
Available-for-sale securities:
Equity securities	4,748	4,748	—	—
Debt securities:
Corporate	30,243	—	30,243	—
U.S. Treasury	9,724	—	9,724	—
Federal Agency	13,719	—	13,719	—
Mortgage-backed	11,405	—	11,405	—
Trading securities	819	819	—	—
Derivative financial instruments:
Foreign exchange forward contracts	5,931	—	5,931	—
Financial liabilities carried at fair value
Derivative financial instruments:
Foreign exchange forward contracts	1,726	—	1,726	—
The Company’s money market funds and equity securities are valued using quoted market prices and, as such, are classified within Level 1 of the fair value hierarchy.
The fair value of the Company’s investments in debt securities has been determined utilizing third party pricing services and verified by management. The pricing services use inputs to determine fair value which are derived from observable market sources including reportable trades, benchmark curves, credit spreads, broker/dealer quotes, bids, offers, and other industry and economic events. These investments are included in Level 2 of the fair value hierarchy.
The fair value of the Company’s foreign currency forward contracts were valued using pricing models, with all significant inputs derived from or corroborated by observable market data such as yield curves, currency spot and forward rates and currency volatilities. These investments are included in Level 2 of the fair value hierarchy.
NOTE 10 – FINANCIAL INSTRUMENTS AND RISKS & UNCERTAINTIES
The Company manages certain financial exposures through a risk management program that includes the use of foreign exchange derivative financial instruments. Derivatives are executed with counterparties with a minimum credit rating of “A” by Standard & Poors and “A2” by Moody’s Investor Services, in accordance with the Company’s policies. The Company does not utilize derivative instruments for trading or speculative purposes. As of July 31, 2015, the Company had foreign currency forward contracts outstanding with notional amounts aggregating $482,466, whose fair values were a net asset of $7,578.
Foreign Exchange

a.	Derivatives Not Designated as Hedging Instruments
The risk management objective of holding foreign exchange derivatives is to mitigate volatility to earnings and cash flows due to changes in foreign exchange rates. The Company and its subsidiaries conduct transactions in currencies other than their functional currencies. These transactions include non-functional intercompany and external sales as well as intercompany and external purchases. The Company uses foreign exchange forward contracts, matching the notional amounts and durations of the receivables and payables resulting from the aforementioned underlying foreign currency transactions, to mitigate the exposure to earnings and cash flows caused by the changes in fair value of these receivables and payables from fluctuating foreign exchange rates. The notional amount of foreign currency forward contracts not designated as hedging instruments entered into during the twelve months ended July 31, 2015 and July 31, 2014 was $2,560,178 and $2,525,674, respectively. The notional amount of foreign currency forward contracts outstanding not designated as hedging instruments as of July 31, 2015 was $389,340.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

b.	Cash Flow Hedges
The Company uses foreign exchange forward contracts for cash flow hedging on its future transactional exposure to the Euro due to changes in market rates to exchange Euros for British Pounds. The hedges cover a British subsidiary (British Pound functional) with Euro revenues and a Swiss subsidiary (Euro functional) with British Pound expenses. The probability of the occurrence of these transactions is high and our assessment is based on observable facts including the frequency and amounts of similar past transactions. The objective of the cash flow hedges is to lock a portion of the British Pound equivalent amount of Euro sales for the British subsidiary and a portion of the Euro equivalent amount of British Pound expenses for the Swiss subsidiary at the agreed upon exchange rates in the foreign exchange forward contracts. The notional amount of foreign currency forward contracts outstanding designated as hedging instruments as of July 31, 2015 was $93,127 and cover certain monthly transactional exposures through August 2016. The notional amount of foreign currency forward contracts outstanding designated as hedging instruments as of July 31, 2014 was $99,237 and covered certain monthly transactional exposures through August 2015.
c. Net Investment Hedges
The risk management objective of designating the Company’s foreign currency loan as a hedge of a portion of its net investment in a wholly owned Japanese subsidiary is to mitigate the change in the fair value of the Company’s net investment due to changes in foreign exchange rates. The Company used a JPY loan to hedge its equity of the same amount in the Japanese wholly owned subsidiary. The hedge of net investment consisted of a JPY 9 billion loan. The Company paid the JPY loan on the maturity date of May 26, 2015 by issuing short-term debt from the commercial paper program, see Note 8, Notes Payable and Long-Term Debt.

The fair values of the Company’s derivative financial instruments included in the consolidated balance sheets are presented as follows:

July 31, 2015	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Foreign exchange forward contracts	Other current assets	$6,784	Other current liabilities	$315
Derivatives not designated as hedging instruments
Foreign exchange forward contracts	Other current assets	$2,665	Other current liabilities	$1,556
Total derivatives		$9,449		$1,871
Nonderivative instruments designated as hedging instruments
Net investment hedge			Current portion of long-term debt	$—

July 31, 2014	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Foreign exchange forward contracts	Other current assets	$4,755	Other current liabilities	$3
Derivatives not designated as hedging instruments
Foreign exchange forward contracts	Other current assets	$1,176	Other current liabilities	$1,723
Total derivatives		$5,931		$1,726
Nonderivative instruments designated as hedging instruments
Net investment hedge			Long-term debt, net of current portion	$87,570

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The amounts of the gains and losses related to the Company’s derivative financial instruments designated as hedging instruments for the years ended July 31, 2015 and July 31, 2014 are presented as follows:

Derivatives in cash flow hedging relationships	Amount of Gain/(Loss) Recognized in OCI on Derivatives (Effective Portion)		Location of Gain/(Loss) Reclassified from Accumulated OCI into Earnings (Effective Portion)	Amount of Gain/(Loss) Reclassified from Accumulated OCI into Earnings (Effective Portion) (a)
	July 31, 2015	July 31, 2014		July 31, 2015	July 31, 2014

Foreign exchange forward contracts	$9,765	$8,990	Net Sales	$2,877	$1,176
			Cost of sales	$4,154	$124
Total derivatives	$9,765	$8,990		$7,031	$1,300

(a)
There were no gains or losses recognized in earnings related to the ineffective portion of the hedging relationship or related to the amount excluded from the assessment of hedge effectiveness for the twelve months ended July 31, 2015 and July 31, 2014.

The amounts of the gains and losses related to the Company’s derivative financial instruments not designated as hedging instruments for the years ended July 31, 2015 and July 31, 2014 are presented as follows:

Derivatives not designated as hedging relationships	Location of Gain/(Loss) Recognized in Earnings on Derivatives	Amount of Gain/(Loss) Recognized in Earnings on Derivatives
		July 31, 2015	July 31, 2014
Foreign exchange forward contracts	Selling, general and administrative expenses	$(12,122)	$(2,839)
The amounts of the gains and losses related to the Company’s nonderivative financial instruments designated as hedging instruments for the years ended July 31, 2015 and July 31, 2014 are presented as follows:

Nonderivatives designated as hedging relationships	Amount of Gain/(Loss) Recognized in OCI on Derivatives (Effective Portion)		Location of Gain or (Loss) Reclassified from Accumulated OCI into Earnings (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Earnings (Effective Portion) (b)
	July 31, 2015	July 31, 2014		July 31, 2015	July 31, 2014
Net investment hedge	$13,184	$2,707	N/A	$—	$—

(b)
There were no gains or losses recognized in earnings related to the ineffective portion of the hedging relationship or related to the amount excluded from the assessment of hedge effectiveness for the years ended July 31, 2015 and July 31, 2014.

The credit risk related to the foreign exchange forwards is considered low because such instruments are entered into only with financial institutions having high credit ratings and are generally settled on a net basis.
The Company’s cash and cash equivalents are in high-quality securities placed with a wide array of financial institutions with high credit ratings limiting the Company’s exposure to concentration of credit risks.
The Company’s products are sold to a diverse group of customers throughout the world. The Company is subject to certain risks and uncertainties as a result of changes in general economic conditions, sources of supply, competition, foreign exchange rates, tax regulatory changes, litigation and other regulatory developments. Management believes the diversity and breadth of the Company’s products, markets served and geographic operations mitigate the risk that adverse changes in any one area would materially affect the Company’s financial position. Additionally, as a result of the diversity of its customer base, the Company does not consider itself exposed to concentration of credit risks. These customer risks are further minimized by placing credit limits, ongoing monitoring of customers’ account balances and assessment of customers’ financial strength.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 11 – INCOME TAXES
The components of earnings from continuing operations before income taxes are as follows:

	2015	2014	2013
Domestic operations	$128,597	$89,598	$36,127
Foreign operations	342,613	361,817	375,499
	$471,210	$451,415	$411,626
The provisions for income taxes consist of the following items:

	2015	2014	2013
Current:
Federal, state and local	$(4,524)	$27,370	$1,677
Foreign	65,246	53,158	68,673
	60,722	80,528	70,350
Deferred:
Federal, state and local	413	14,749	671
Foreign	42,368	(7,818)	10,643
	42,781	6,931	11,314
	$103,503	$87,459	$81,664
A reconciliation of the provisions for income taxes follows:

	2015	2014	2013
U.S. federal statutory tax rate	35.0%	35.0%	35.0%
Foreign income and withholding taxes, net of U.S. foreign tax credits	(12.2)	(10.0)	(12.3)
Net unrecognized tax benefit adjustments	(1.1)	(6.1)	(2.6)
Tax credits	(0.7)	(0.4)	(0.9)
Other, net	1.0	0.9	0.6
Effective tax rate	22.0%	19.4%	19.8%
The rate impact for foreign income and withholding taxes, net of U.S. foreign tax credits, reflects the jurisdictional location of earnings, costs of certain repatriation decisions, and uncertain tax positions. The Company operates subsidiaries in Puerto Rico, Switzerland and Singapore which benefit from tax incentives. The Puerto Rico tax incentive grant provides the Company’s manufacturing operations with a partial exemption from local taxes through the end of fiscal year 2027. The Switzerland tax incentive grants provide that the Company’s profits will be partially exempt from local taxes. These grants expire between fiscal year 2018 and 2020. The Singapore tax incentive grant provides that the Company’s profits will be partially exempt from local taxes through the end of fiscal year 2019, with an opportunity to extend ten more years. These tax incentives as compared with the local statutory rates resulted in a reduction of tax expense from continuing operations amounting to $25,588 in 2015, $21,114 in 2014 and $18,935 in 2013.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The rate impact for net unrecognized tax benefit adjustments represents changes in the Company’s net liability for unrecognized tax benefits related to tax positions taken in prior-years, including changes in estimates, tax settlements, and lapses of applicable statutes of limitation. In the third quarter of fiscal year 2015, the Company reached a final agreement with the Internal Revenue Service (“IRS”) resolving the outstanding tax positions for fiscal years ended 2009 through 2011. As a result, the Company reversed $4,402 of previously recorded liabilities related to tax and penalties, as well as $4,170 related to interest ($2,648 net of income tax cost) that were accrued but not assessed as part of the IRS agreement. In the fourth quarter of fiscal year 2014, the Company reached a final settlement with Germany tax authorities resolving the outstanding tax positions for fiscal years ended July 2005 through 2008. As a result, the Company reversed $6,437 of previously recorded liabilities related to tax and penalties, as well as $3,042 related to interest ($2,580 net of income tax cost) that were accrued but not assessed as part of the settlement. In the third quarter of fiscal year 2014, the Company reached a final settlement with Her Majesty’s Revenue and Customs (“HMRC”) in the United Kingdom resolving the outstanding tax positions for fiscal years ended July 2010 and July 2011. As a result, the Company reversed $10,961 of previously recorded liabilities related to tax and penalties, as well as $1,478 related to interest ($1,138 net of income tax cost) that were accrued but not assessed as part of the settlement. In the first quarter of fiscal year 2013, the Company reached a final agreement with the Internal Revenue Service (“IRS”) resolving the outstanding tax positions for fiscal years ended 2006 through 2008. As a result, the Company reversed $10,193 of previously recorded liabilities related to tax and penalties, as well as $6,704 related to interest ($4,268 net of income tax cost) that were accrued but not assessed as part of the IRS agreement. All income tax matters there were part of the IRS audits for fiscal years 1999 through 2008, including the matter previously disclosed for those years in Note 2, Audit Committee Inquiry and Restatement, to the consolidated financial statements included in the 2007 Form 10-K have been settled with the IRS. In closing the audits, the IRS did not assess any penalties.
As of July 31, 2015, the Company has not provided deferred taxes on approximately $1,740,377 of undistributed foreign subsidiaries’ earnings because it intends to invest substantially all such earnings in its foreign operations indefinitely. The additional U.S. and non-U.S. income and withholding taxes that would arise on the reversal of the temporary differences could be offset, in part, by tax credits. Because the determination of the amount of available tax credits and the limitations imposed on the annual utilization of such credits are subject to a highly complex series of calculations and expense allocations, it is impractical to estimate the amount of net income taxes and withholding taxes that might be payable on the remaining pool of undistributed earnings if a reversal of temporary differences occurred.
The components of the net deferred tax asset at July 31 are as follows:

	2015	2014
Deferred tax asset:
Tax loss and tax credit carry-forwards	$44,404	$53,513
Inventories	11,054	10,206
Compensation and benefits	49,310	40,393
Environmental	5,057	7,451
Accrued expenses	16,742	16,393
Amortization	2,820	2,657
Net pensions	63,009	58,431
Other	6,313	4,614
Gross deferred tax asset	198,709	193,658
Valuation allowance	(36,635)	(38,911)
Total deferred tax asset	162,074	154,747
Deferred tax liability:
Amortization	(42,378)	(45,475)
Plant and equipment	(46,502)	(44,843)
Revenue recognition	(4,976)	(3,098)
Undistributed foreign earnings	(114,433)	(75,955)
Other	(10,588)	(436)
Total deferred tax liability	(218,877)	(169,807)
Net deferred tax (liability)/asset	$(56,803)	$(15,060)

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Deferred tax assets and liabilities in the preceding table, after netting by taxing jurisdiction, are in the following captions in the consolidated balance sheets at July 31:

	2015	2014
Other current assets	$40,449	$39,001
Other non-current assets	16,934	16,569
Accrued liabilities	(3,324)	(3,327)
Deferred income taxes	(110,862)	(67,303)
Total	$(56,803)	$(15,060)
As of July 31, 2015, the Company had available tax net operating loss and credit carry forwards subject to expiration as follows:

Year of Expiration	Operating Losses	Tax Credits
2016	$—	$17
2017-2025	877	2,471
2026-2035	1,361	705
Subtotal	2,238	3,193
Indefinite	74,808	13,805
Total	$77,046	$16,998
In addition, the Company has various state net operating loss carryforwards that expire in varying amounts through fiscal year 2035.
In evaluating the Company’s ability to recover deferred tax assets within the jurisdiction from which they arise, management assesses the generation of sufficient taxable income from all sources, including the scheduled reversal of taxable temporary differences, tax-planning strategies and projected future operating income. To the extent the Company does not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established. Based on these considerations, management believes it is more likely than not that the Company will realize the benefit of its deferred tax asset, net of the July 31, 2015 valuation allowance.
The following is a tabular reconciliation of the total amounts of gross unrecognized tax benefits at July 31:

	2015	2014	2013
Beginning balance	$202,564	$203,376	$194,829
Increases for tax positions taken during the current year	24,857	31,345	40,446
Increases to tax positions taken in prior years	865	12,363	385
Decreases to tax positions taken in prior years	(25,066)	(6,757)	(23,522)
Settlements with tax authorities	(61,704)	(36,138)	(6,233)
Expiration of statutes of limitation	(1,766)	(5,188)	(1,310)
Translation and other	(6,767)	3,563	(1,219)
Ending balance	$132,983	$202,564	$203,376
Included in the balance of unrecognized tax benefits as of July 31, 2015, July 31, 2014, and July 31, 2013 are $111,376, $160,346, and $152,041, respectively, of tax benefits that, if recognized, would impact the effective tax rate.
The Company files income tax returns in the U.S. and multiple foreign jurisdictions with varying statutes of limitation. In the normal course of business, the Company and its subsidiaries are subject to examination by various taxing authorities. As of July 31, 2015, the Company is subject to U.S. federal and state local income tax examinations for the fiscal tax years ended in 2011 through 2014, and to non-U.S. income tax examinations for the fiscal tax years ended in 2005 through 2014.
Expenses for interest and penalties were offset by reversals resulting in net earnings in fiscal years 2015, 2014 and 2013 of $2,431, $4,128 and $2,208, respectively. The liability related to interest and penalties recorded at July 31, 2015 and July 31, 2014 was $9,437 and $14,556, respectively.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Due to the potential resolution of tax examinations and the expiration of various statutes of limitation, the Company believes that it is reasonably possible that the gross amount of unrecognized tax benefits may decrease within the next twelve months by a range of zero to $50,412.
NOTE 12 – ACCRUED AND OTHER NON-CURRENT LIABILITIES
Accrued liabilities consist of the following:

	2015	2014
Payroll and related taxes	$143,523	$153,157
Customer advances	33,411	41,773
Restructuring reserve	24,448	27,400
Benefits	22,452	21,756
Interest payable	3,092	4,806
Other	94,407	79,505
	$321,333	$328,397
Other non-current liabilities consist of the following:

	2015	2014
Retirement benefits (a)	$217,298	$206,119
Interest payable – non-current (b)	7,198	7,895
Environmental remediation (c)	9,261	16,999
Other	27,299	34,884
	$261,056	$265,897

(a)	For discussion regarding retirement benefits refer to Note 13, Pension and Profit Sharing Plans and Arrangements.

(b)	See Note 11, Income Taxes, for further discussion.

(c)	For further discussion regarding environmental remediation liabilities refer to Note 14, Contingencies and Commitments.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 13 – PENSION AND PROFIT SHARING PLANS AND ARRANGEMENTS
Defined Benefit Plans
The Company provides substantially all domestic and foreign employees with retirement benefits. Funding policy for domestic plans, which is primarily comprised of a cash balance pension plan, is in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”). For foreign plans, funding is determined primarily by local tax laws and other regulations. Pension costs charged to operations totaled $26,903, $31,288 and $34,633 in fiscal years 2015, 2014 and 2013, respectively.
Pension Plan Results for Defined Benefit Plans
The following table reflects the change in benefit obligations, change in plan assets and funded status for these plans:

	U.S. Plans		Foreign Plans		Total
	2015	2014	2015	2014	2015	2014
Change in benefit obligation:
Benefit obligation - beginning of year	$288,765	$285,360	$434,212	$395,648	$722,977	$681,008
Curtailments and settlements	—	—	(467)	(168)	(467)	(168)
Service cost	10,356	8,679	3,577	4,005	13,933	12,684
Interest cost	11,583	12,110	15,070	17,377	26,653	29,487
Plan amendments	1,523	73	496	—	2,019	73
Actuarial (gain) loss	4,732	2,843	32,858	5,483	37,590	8,326
Total benefits paid	(20,294)	(20,300)	(14,348)	(17,467)	(34,642)	(37,767)
Other changes	—	—	21,184	—	21,184	—
Effect of exchange rates	—	—	(48,238)	29,334	(48,238)	29,334
Benefit obligation – end of year	$296,665	$288,765	$444,344	$434,212	$741,009	$722,977

Change in plan assets (a):
Fair value of plan assets – beginning of year	$163,263	$146,718	$351,361	$296,524	$514,624	$443,242
Curtailments and settlements	—	—	(467)	(168)	(467)	(168)
Actual return on plan assets	6,190	19,685	35,547	14,796	41,737	34,481
Company contributions	9,779	17,160	7,145	30,398	16,924	47,558
Benefits paid from plan assets	(20,294)	(20,300)	(14,348)	(17,467)	(34,642)	(37,767)
Other changes	—	—	13,328	—	13,328	—
Effect of exchange rates	—	—	(32,187)	27,278	(32,187)	27,278
Fair value of plan assets - end of year	158,938	163,263	360,379	351,361	519,317	514,624
Funded status (a)	$(137,727)	$(125,502)	$(83,965)	$(82,851)	$(221,692)	$(208,353)

Accumulated benefit obligation	$280,211	$271,840	$434,684	$426,212	$714,895	$698,052
Plans with accumulated benefit obligations in excess of plan assets consist of the following:
Accumulated benefit obligation	$280,211	$149,702	$412,115	$102,037	$692,326	$251,739
Projected benefit obligation	296,667	154,799	420,710	108,397	717,377	263,196
Plan assets at fair value	158,939	40,542	333,134	20,002	492,073	60,544

(a)
The Company has certain supplemental defined benefit plans, which provide benefits to eligible executives in the U.S. and employees abroad for which the above tables do not include certain Company assets relating to these plans of $62,339 and $67,878 for the U.S. plans and $14,360 and $18,102 for the foreign plans as of July 31, 2015 and July 31, 2014, respectively. Liabilities, included in the tables above, related to these plans were $112,571 and $111,886 for the U.S. plans and $63,238 and $72,332 for the foreign plans as of July 31, 2015 and July 31, 2014, respectively.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Amounts recognized in the balance sheet consist of:	U.S. Plans		Foreign Plans		Total
	2015	2014	2015	2014	2015	2014
Non-current assets	$—	$—	$3,611	$5,545	$3,611	$5,545
Current liabilities	(7,057)	(6,798)	(948)	(981)	(8,005)	(7,779)
Non-current liabilities	(130,670)	(118,704)	(86,628)	(87,415)	(217,298)	(206,119)
Net amount recognized	$(137,727)	$(125,502)	$(83,965)	$(82,851)	$(221,692)	$(208,353)
Net periodic benefit cost for the Company’s defined benefit pension plans includes the following components:

	U.S. Plans			Foreign Plans			Total
	2015	2014	2013	2015	2014	2013	2015	2014	2013
Service cost	$10,356	$8,679	$10,590	$3,577	$4,005	$4,504	$13,933	$12,684	$15,094
Interest cost	11,583	12,110	10,469	15,070	17,377	15,847	26,653	29,487	26,316
Expected return on plan assets	(9,933)	(9,298)	(9,533)	(14,628)	(14,260)	(16,100)	(24,561)	(23,558)	(25,633)
Amortization of prior service cost/(credit)	1,458	1,580	1,571	19	(37)	(56)	1,477	1,543	1,515
Amortization of actuarial loss	4,075	5,377	9,644	5,187	5,723	5,523	9,262	11,100	15,167
(Gain)/loss due to curtailments and settlements	—	—	2,690	139	32	(516)	139	32	2,174
Net periodic benefit cost	$17,539	$18,448	$25,431	$9,364	$12,840	$9,202	$26,903	$31,288	$34,633
Other changes in plan assets and benefit obligations recognized in other comprehensive income for the year ending July 31, 2015 are as follows:

	U.S. Plans	Foreign Plans	Total
Net actuarial (gain)/loss	$8,475	$19,796	$28,271
Recognized actuarial loss	(4,075)	(5,326)	(9,401)
Prior service cost	1,523	496	2,019
Recognized prior service (cost)/credit	(1,458)	(19)	(1,477)
Effect of exchange rates and other items on amounts included in accumulated other comprehensive income	—	(12,787)	(12,787)
Total recognized in other comprehensive (income)/loss, before tax effects	$4,465	$2,160	$6,625
Total recognized in other comprehensive (income)/loss, net of tax effects	$2,858	$3,448	$6,306
Total recognized in net periodic benefit cost and other comprehensive (income)/loss, before tax effects	$22,004	$11,524	$33,528
Total recognized in net periodic benefit cost and other comprehensive (income)/loss, net of tax effects	$14,083	$10,213	$24,296
Amounts recognized in accumulated other comprehensive income (before tax effects) as of July 31, 2015 are as follows:

	U.S. Plans	Foreign Plans	Total
Prior service cost	$6,110	$828	$6,938
Net actuarial loss	60,819	117,962	178,781
Total amounts recognized in accumulated other comprehensive income	$66,929	$118,790	$185,719

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Amounts recognized in accumulated other comprehensive income (before tax effects) as of July 31, 2014 are as follows:

	U.S. Plans	Foreign Plans	Total
Prior service cost	$6,045	$480	$6,525
Net actuarial loss	56,419	116,150	172,569
Total amounts recognized in accumulated other comprehensive income	$62,464	$116,630	$179,094
Amounts in accumulated other comprehensive income expected to be amortized as components of net periodic benefit cost during fiscal year 2016 are as follows:

	U.S. Plans	Foreign Plans	Total
Prior service cost	$1,458	$43	$1,501
Net actuarial loss	4,076	7,002	11,078
Plan Assumptions
The following table provides the weighted-average assumptions used to determine benefit obligations and net periodic benefit cost:

	U.S. Plans			Foreign Plans
	2015	2014	2013	2015	2014	2013
Assumptions used to determine benefit obligations:
Discount rate	4.40%	4.20%	4.40%	3.24%	3.85%	4.18%
Rate of compensation increase	3.43%	3.43%	3.43%	2.73%	3.06%	3.15%
Assumptions used to determine net periodic benefit cost:
Discount rate	4.20%	4.40%	3.40%	3.85%	4.18%	4.10%
Expected long-term rate of return on plan assets	6.75%	6.75%	6.75%	4.63%	4.57%	5.69%
Rate of compensation increase	3.43%	3.43%	3.45%	3.06%	3.15%	3.18%
The Company determines its actuarial assumptions on an annual basis. To develop the expected long-term rate of return on plan assets assumption, the Company considers the current level of expected returns on risk free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based upon the target asset allocation to develop the expected long-term rate of return on plan assets assumption for the portfolio.
Plan Assets and Investment Policies
The Company’s investment objective for defined benefit plan assets is to meet the plans’ benefit obligations, while preserving plan assets. The investment strategies focus on asset class diversification, liquidity to meet benefit payments and an appropriate balance of long-term return and risk. Plan assets are diversified across several investment managers and are generally invested in liquid funds that track broad market equity and bond indices. The target allocations for the plan assets (based on a weighted average) are 36% equity securities, 37% corporate and government securities, 27% to all other types of investments. Equity securities include investments in domestic and international companies. Fixed income securities include corporate bonds of companies from diversified industries and U.S. and foreign government treasury securities. Other types of investments include investments in a limited partnership, insurance contracts, commingled funds (which primarily represent investments in common collective trusts and fund of funds) and a longevity derivative which follow several different strategies. Plan fiduciaries oversee the investment allocation process, which includes selecting investment managers, commissioning periodic asset-liability studies, setting long-term strategic targets and monitoring asset allocations.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The following tables present, for each of the fair value hierarchy levels (as defined in Note 9, Fair Value Measurements) the Company’s U.S. and Foreign defined benefit net pension plan assets as of July 31, 2015 and July 31, 2014:

	Fair Value Measurements
	As of July 31, 2015	Level 1	Level 2	Level 3
U.S. Plans
Assets
Investments
Equity securities	$95,537	$95,537	$—	$—
Debt securities:
Federal agency	6,362	—	6,362	—
Mortgage/ asset-backed	12,242	—	12,242	—
Corporate	15,161	—	15,161	—
U.S. Treasury	6,984	—	6,984	—
Other investments:
Limited partnership	9,409	—	—	9,409
Commingled funds	13,243	—	13,243	—
Total investments	158,938	95,537	53,992	9,409
Other receivables	—	—	—	—
Total U.S. pension assets	158,938	95,537	53,992	9,409
Liabilities
Payables	—	—	—	—
Total U.S. pension liabilities	—	—	—	—
Net U.S. pension assets	$158,938	$95,537	$53,992	$9,409
Foreign Plans
Assets
Cash equivalents	$3,154	$3,154	$—	$—
Equity securities	82,123	82,123	—	—
Debt securities:
Corporate	120,322	—	120,322	—
Government bonds	22,819	—	22,819	—
Other investments:
Commingled funds	95,800	—	94,871	929
Insurance contracts	24,690	—	—	24,690
Real estate funds	16,414	—	—	16,414
Total foreign pension assets	365,322	85,277	238,012	42,033
Liabilities
Longevity derivative	4,943	—	—	4,943
Total foreign pension liabilities	4,943	—	—	4,943
Net foreign pension assets	$360,379	$85,277	$238,012	$37,090
Total pension assets	$519,317	$180,814	$292,004	$46,499

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

	Fair Value Measurements
	As of July 31, 2014	Level 1	Level 2	Level 3
U.S. Plans
Assets
Investments
Equity securities	$97,035	$97,035	$—	$—
Debt securities:
Federal agency	2,020	—	2,020	—
Mortgage/ asset-backed	15,463	—	15,463	—
Corporate	18,212	—	18,212	—
U.S. Treasury	5,205	—	5,205	—
Other investments:
Limited partnership	8,764	—	—	8,764
Commingled funds	17,881	—	17,881	—
Total investments	164,580	97,035	58,781	8,764
Other receivables	—	—	—	—
Total U.S. pension assets	164,580	97,035	58,781	8,764
Liabilities
Payables	1,317	1,317	—	—
Total U.S. pension liabilities	1,317	1,317	—	—
Net U.S. pension assets	$163,263	$95,718	$58,781	$8,764
Foreign Plans
Assets
Cash equivalents	$19,742	$19,742	$—	$—
Equity securities	70,801	70,801	—	—
Debt securities:	—
Corporate	122,991	—	122,991	—
Government bonds	15,333	—	15,333	—
Other investments:
Commingled funds	97,250	—	96,175	1,075
Insurance contracts	14,057	—	—	14,057
Real estate funds	14,467	—	—	14,467
Total foreign pension assets	354,641	90,543	234,499	29,599
Liabilities
Longevity derivative	3,280	—	—	3,280
Total foreign pension liabilities	3,280	—	—	3,280
Net foreign pension assets	$351,361	$90,543	$234,499	$26,319
Total pension assets	$514,624	$186,261	$293,280	$35,083

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The following tables present an analysis of changes during fiscal year 2015 and fiscal year 2014 in Level 3 plan assets, by plan asset class, for U.S. and Foreign pension plans using significant unobservable inputs to measure fair value:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Limited Partnership	Commingled Funds	Insurance Contracts	Real Estate Funds	Longevity Derivative	Total
Beginning Balance at July 31, 2014	$8,764	$1,075	$14,057	$14,467	$(3,280)	$35,083
Actual return on plan assets:
Assets held, end of year	645	42	432	1,466	(1,920)	665
Assets sold during the period	—	—	(5)	—	—	(5)
Purchases, sales, and settlements, net	—	13	12,754	1,608	—	14,375
Exchange rate changes	—	(201)	(2,548)	(1,127)	257	(3,619)
Ending balance at July 31, 2015	$9,409	$929	$24,690	$16,414	$(4,943)	$46,499

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Limited Partnership	Commingled Funds	Insurance Contracts	Real Estate Funds	Longevity Derivative	Total
Beginning Balance at July 31, 2013	$8,794	$925	$13,483	$8,685	$(458)	$31,429
Actual return on plan assets:
Assets held, end of year	(30)	24	463	512	(2,691)	(1,722)
Assets sold during the period	—	—	—	164	—	164
Purchases, sales, and settlements, net	—	118	(61)	4,010	—	4,067
Exchange rate changes	—	8	172	1,096	(131)	1,145
Ending balance at July 31, 2014	$8,764	$1,075	$14,057	$14,467	$(3,280)	$35,083
The Plan’s investments in cash equivalents and equity securities are valued using quoted market prices and, as such, are classified within Level 1 of the fair value hierarchy.
The fair value of the Plan’s investments in debt securities, have been valued utilizing third party pricing services and verified by management. The pricing services use inputs to determine fair value which are derived from observable market sources including reportable trades, benchmark curves, credit spreads, broker/dealer quotes, bids, offers, and other industry and economic events. These investments are included in Level 2 of the fair value hierarchy.
The fair value of the Plan’s other investments included in Level 2 of the fair value hierarchy have been reported primarily using the net asset value per share of the investment as the practical expedient for measuring fair value as permitted for these types of investments.
The fair value of the Plan’s other investments included in Level 3 of the fair value hierarchy have been valued using unobservable inputs and in some cases are subject to various redemption restrictions.
Other receivables and payables are valued at cost, which approximates fair value.
Cash Flows
Management’s estimate of the Company’s cash requirements for the defined benefit plans for the year ending July 31, 2016 is $14,834. This is comprised of expected benefit payments of $10,099, which will be paid directly to plan participants from Company assets, as well as expected Company contributions of $4,735. Expected contributions are dependent on many variables, including the variability of the market value of the assets as compared to the obligation and other market or regulatory conditions. Accordingly, actual funding may differ from current estimates.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The following table provides the pension benefits expected to be paid to participants in the next ten fiscal years, which include payments funded from the Company’s assets, as discussed above, as well as payments paid from plan assets:

Expected pension benefit payments
2016	$31,171
2017	32,837
2018	34,179
2019	37,739
2020	37,440
2021-2025	203,433
Defined Contribution Plans
The Company’s 401(k) and profit sharing plan covers substantially all domestic employees of the Company and its participating subsidiaries (the “Plan”), other than those employees covered by a union retirement plan. The Plan provides that participants may voluntarily contribute a percentage of their compensation and the Company will make a matching contribution equal to 100% of the first 3% of each participant’s contributions. In addition, in fiscal year 2013, the Company implemented a supplementary defined contribution plan for a limited group of employees. The expense associated with these plans for fiscal years 2015, 2014, and 2013 was $6,862, $7,524 and $7,127, respectively.
The Company and its subsidiaries also participate in defined contribution pension plans primarily for the benefit of certain foreign employees. The expense associated with these plans was $16,668, $19,825 and $17,015 for fiscal years 2015, 2014 and 2013, respectively.
NOTE 14 – CONTINGENCIES AND COMMITMENTS
Environmental Matters:
The Company has environmental matters, discussed below, at the following three U.S. sites: Ann Arbor, Michigan; Pinellas Park, Florida and Glen Cove, New York.
The Company’s balance sheet at July 31, 2015 contains environmental liabilities of $13,578 which relate to the items discussed below. In the opinion of Company management, the Company is in substantial compliance with applicable environmental laws and regulatory orders and its accruals for environmental remediation are adequate at this time.
Ann Arbor, Michigan
In February 1988, an action was filed in the Circuit Court for Washtenaw County, Michigan (the “Court”) by the State of Michigan (the “State”) against Gelman Sciences Inc. (“Gelman”), a subsidiary acquired by the Company in February 1997. The action sought to compel Gelman to investigate and remediate contamination near Gelman’s Ann Arbor facility and requested reimbursement of costs the State had expended in investigating the contamination, which the State alleged was caused by Gelman’s disposal of waste water from its manufacturing process. Pursuant to a consent judgment entered into by Gelman and the State in October 1992 (amended September 1996 and October 1999) (the “Consent Judgment”), which resolved that litigation, Gelman is remediating the contamination without admitting wrongdoing.
The Court approved an agreed upon third amendment to the Consent Judgment on March 8, 2011. The amendment consolidated and streamlined the cleanup objectives and requirements, which had previously been included in the Consent Judgment and the Court’s subsequent remediation orders. The State and the Company are in the process of implementing the cleanup program required by the amendment.
Since the Company’s acquisition of Gelman, the State asserted several monetary claims allegedly arising from its enforcement of the Consent Judgment. In July 2012, the Company reached a tentative settlement of all monetary claims, including the stipulated penalties, for a cost of $500. The settlement also resolves similar future groundwater monitoring claims. The Settlement Agreement was executed on June 25, 2014 and became effective on July 3, 2014 when the Court entered a stipulated order dismissing the previously pursued stipulated penalties.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

In July 2011, a Demand Letter from a neighboring landowner was sent to Gelman seeking compensation for diminution in value of approximately 144/154 acres of land resulting from inability to develop the land allegedly due to groundwater contamination emanating from Gelman’s Wagner Road facility. The Company believes there are barriers to development that are independent of the contamination issue. It is likely that the statute of limitations has now been reached with regard to the property value diminution claims.
In June 2013, the same neighboring landowner served a “Notice of Intent” regarding the potential filing of a statutory claim commonly referred to as a “Citizen’s Suit”. The relief available under the referenced statutes is limited to injunctive relief. The Company believes that the State’s enforcement action and the court-approved cleanup program bar the threatened private Citizen’s Suit.
In October 2013, Gelman was forced to petition the Court for access to the neighboring landowner’s property in order to sample monitoring wells as required by the Consent Judgment with the State. The landowner filed a counterclaim, asserting the previously threatened Citizen’s Suit claims for injunctive relief, statutory claims for response costs and the previously identified common law claims for property value diminution. In addition to statute of limitations defenses described above, the Company believes that the newly asserted cost claims are barred by other statutory defenses. Gelman filed a motion to dismiss the lawsuit based on three defenses in January 2015. The Court has held that motion in abeyance and instructed the parties to attempt to resolve the matter. The Court has set a status conference date of September 23, 2015 to establish a litigation schedule if the case is not resolved.
Based on the known situation, Company management has concluded that the current remediation reserve of $8,256 at July 31, 2015 is appropriate.
Pinellas Park, Florida
In 1995, as part of a facility closure, an environmental site assessment was conducted to evaluate potential soil and groundwater impacts from chemicals that may have been used at the Company’s Pinellas Park facility during its manufacturing and testing operations. Methyl Isobutyl Ketone (“MIBK”) concentrations in groundwater were found to be higher than regulatory levels. Soil excavation was conducted in 1998 and subsequent groundwater sampling showed MIBK concentrations below the regulatory limits.
In October 2000, environmental consultants for a prospective buyer of the property found groundwater contamination at the Company’s property. In October 2001, a Site Assessment Report conducted by the Company’s consultants, which detailed contamination concentrations and distributions, was submitted to the Florida Department of Environmental Protection (“FDEP”).
In July 2002, a Supplemental Contamination Assessment Plan and an Interim Remedial Action Plan (“IRAP”) were prepared by the Company’s consultants and submitted to the FDEP. A revised IRAP was submitted by the Company in December 2003, that was accepted by the FDEP in January 2004. A Remedial Action Plan (“RAP”) was submitted by the Company to the FDEP in June 2004. Final approval by the FDEP of the Company’s RAP was received by the Company on August 26, 2006. Pursuant to the approved RAP, the Company began active remediation on the property. Extensive on-site remediation was done to address source area concentrations and eliminate free-phase product, which is required by FDEP.
On March 31, 2006, the FDEP requested that the Company investigate potential off-site migration of contaminants. Off-site contamination was identified and the FDEP was notified. On April 13, 2007, the FDEP reclassified the previously approved RAP as an Interim Source Removal Plan (“ISRP”) because a RAP can only be submitted after all contamination is defined.
Pursuant to FDEP requirements, the Company installed additional on-site and off-site monitoring wells during fiscal years 2006 through 2009. Additional monitoring wells were installed in fiscal year 2010 and monitoring results provided to the FDEP. The Company completed and submitted a Site Assessment Report (“SAR”) Addendum, summarizing the soil and groundwater contamination, delineation and remediation; the FDEP approved the SAR Addendum in May 2012.
The Company submitted a RAP in October 2012 in accordance with a schedule approved by the FDEP. The RAP describes a remedy identified as Risk Management Option III (“RMO III”). The FDEP has agreed with the approach outlined in RMO III. Additional remediation at the site will be designed to satisfy the RMO III site closure requirements, which include (1) no free product contaminants, (2) shrinking or stable plumes, and (3) prevention of future exposure of the public or environment. The RMO III also requires land use restrictions for those properties where contaminate concentrations exceed default values. The Company has secured restrictive covenants for the three properties immediately down gradient and continues negotiation of additional restrictive covenants on other properties including County and City right-of-ways.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

In the RAP, the Company proposed the use of groundwater extraction from several well locations. This effort was designed to stabilize the plume, a requirement of the RMO III closure process. Once the RMO III closure criteria are met and active remediation has stopped, groundwater sampling and analysis will continue for at least the legislative minimum of one year. After groundwater sampling is complete, a closure application will be submitted to the FDEP. In September 2013, the FDEP approved the RAP. As a result of this, the Company added $4,440 to its environmental reserves in the first quarter of fiscal year 2014. The Company installed a groundwater extraction system consisting of multiple extraction wells and a groundwater treatment system. This system has been in operation for approximately a year. Three quarterly site status reports have been prepared and submitted to the FDEP. The system is operating as expected and has been effective in stabilizing the plume and reducing contaminant levels in the groundwater. The Company also continues to work toward obtaining institutional controls on neighboring properties impacted by the contamination.
Based on the known situation, Company management has concluded that the current remediation reserve of $5,071 at July 31, 2015 is appropriate.
Glen Cove, New York
A March 1994 report indicated groundwater contamination consisting of chlorinated solvents at a neighboring site to the Company’s Glen Cove facility, and later reports found groundwater contamination in both the shallow and intermediate zones at the facility. In 1999, the Company entered into an Order on Consent with the New York State Department of Environmental Conservation (“NYSDEC”), and completed a Phase II Remedial Investigation at the Glen Cove facility.
The NYSDEC designated two operable units (“OUs”) associated with the Glen Cove facility. In March 2004, the NYSDEC finalized the Record of Decision (“ROD”) for the shallow and intermediate groundwater zones, termed OU-1. The Company signed an Order on Consent for OU-1 effective July 5, 2004, which required the Company to prepare a Remedial Design/Remedial Action (“RD/RA”) Work Plan to address groundwater conditions at the Glen Cove facility.
The Company completed a pilot test involving the injection of a chemical oxidant into on-site groundwater and, on May 31, 2006, submitted a report to NYSDEC entitled “In-Situ Chemical Oxidation Phase II Pilot Test and Source Evaluation Report” (the “Report”). The Report contained data which demonstrated that (1) in general, the pilot test successfully reduced contaminant levels and (2) the hydraulic controls installed on the upgradient Photocircuits Corporation (“Photocircuits”) site are not effective and contaminated groundwater continues to migrate from that site. On July 31, 2006, the Company received comments from NYSDEC on the Report. On September 27, 2006, the Company submitted responses to the NYSDEC comments. On November 16, 2006, the Company met with the NYSDEC representatives to discuss the Report and the impact of the continued migration of contaminated groundwater from the upgradient Photocircuits site onto the Glen Cove facility. On January 26, 2007, the Company submitted a draft conceptual remedial design document for the Glen Cove facility to NYSDEC for its technical review.
The Company met with NYSDEC representatives on April 12, 2007 to discuss a possible settlement of liability for OU-1 and for the contamination in the deep groundwater zone, termed OU-2. NYSDEC would not agree to settle OU-2 because a remedial investigation had not been completed. After numerous settlement discussions, the Company and NYSDEC executed on September 23, 2009 a Consent Decree settling liability for OU-1. On October 23, 2009, the Consent Decree was entered by the clerk of the United States District Court for the Eastern District of New York and became effective. Pursuant to the Consent Decree, the Company paid $2,000 on November 19, 2009 (which was previously accrued) in exchange for a broad release of OU-1 claims and liability except for a limited reopener provision for unknown contaminants Claims and losses arising out of or in connection with OU-2 or any damages to the State’s natural resources are excluded from the settlement. The ROD for OU-2 was deferred by NYSDEC until additional data was available to delineate contamination and select an appropriate remedy. NYSDEC requested that the Company and Photocircuits enter into a joint Order on Consent for the remedial investigation for OU-2. Photocircuits was not willing to enter into an Order and the Company was informed by NYSDEC that it would undertake the OU-2 investigation at the Photocircuits property. Photocircuits filed for Chapter 11 bankruptcy in October 2005 and, in or about March 2006, the assets of Photocircuits’ Glen Cove facility were sold to American Pacific Financial Corporation (“AMPAC”). AMPAC operated the facility under the Photocircuits name, but closed it on or about April 15, 2007. A Final Decree and Order closing Photocircuits’ Chapter 11 bankruptcy case was entered by the U.S. Bankruptcy Court on September 16, 2009 and no distributions were made to general unsecured creditors, which included the Company.
In July 2007, NYSDEC commenced the OU-2 investigation at both the Photocircuits and Pall sites. The Company retained an engineering consultant to oversee NYSDEC’s OU-2 work. NYSDEC’s OU-2 investigation is completed. In March 2013, NYSDEC issued RODs setting forth the remedies it selected for OU-2 at both the Pall and the Photocircuits sites. NYSDEC proposes to construct a single remedial system at the Pall site to address impacts to OU-2 at both sites. The remedy consists of in-situ chemical oxidation, groundwater pumping and reinjection, monitoring, and operation and maintenance activities.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

In August 2014, the parties reached agreement on language in the Consent Decree related to OU-2. The Company agreed to pay $3,250 in order to resolve any present and future claims that NYSDEC may have related to OU-2, including the cost of any remedies selected by the State. This amount was accrued as of July 31, 2014. The Consent Decree for OU2 was executed by the New York Attorney General on February 19, 2015 and by Pall on February 10, 2015. On June 2, 2015, the United States District Court for the Eastern District of New York entered an Order approving the Consent Decree. On June 24, 2015, payment of $3,250 was made to the State of New York. The parties are in the process of putting in place a revised Environmental Easement for the property.
In the opinion of Company management, the Company is in substantial compliance with applicable environmental laws and its accruals for environmental remediation are adequate at this time. Because regulatory standards under environmental laws are becoming increasingly stringent, there can be no assurance that future developments, additional information and experience gained will not cause the Company to incur material environmental liabilities or costs beyond those accrued in its consolidated financial statements.
Shareholder Litigation:
Four putative class actions were filed by shareholders of the Company’s common stock on behalf of themselves and on behalf of an alleged class of the Company’s shareholders, in New York state court (Nassau County) in connection with Danaher’s proposed acquisition of Pall. These suits were consolidated under the caption: In re Pall Corp. Stockholder Litig. The consolidated amended complaint, filed June 23, 2015, names as defendants: the Company, members of the Company’s board of directors, Danaher, and Merger Sub. The amended complaint generally alleges that members of the Company’s board of directors breached their fiduciary duties to shareholders of the Company by agreeing to the proposed transaction. The amended complaint also alleges that Danaher and Merger Sub aided and abetted the directors’ alleged breaches of their fiduciary duties. On July 20, 2015, the parties entered into a Memorandum of Understanding (“MOU”) with respect to a proposed settlement of the consolidated action, pursuant to which the Company made certain supplemental disclosures related to the Merger in a Form 8-K. If the settlement contemplated by the MOU is executed by the parties and approved by the New York state court, the Company anticipates that all claims and all actions will be resolved and released. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the New York state court will approve the settlement.
Other Contingencies and Commitments:
The Company and its subsidiaries are subject to certain other legal actions that arise in the normal course of business. Other than those legal proceedings and claims discussed above, the Company did not have any current other legal proceedings and claims that would individually or in the aggregate have a reasonably possible materially adverse effect on its financial condition or operating results. As such, any reasonably possible loss or range of loss, other than those related to the legal proceedings discussed in this Note, is immaterial. However, the results of legal proceedings cannot be predicted with certainty. If the Company failed to prevail in several of these legal matters in the same reporting period, the operating results of a particular reporting period could be materially adversely affected.
The Company warrants its products against defect in design, materials and workmanship over various time periods. Warranty costs are recorded based upon experience. The warranty accrual as of July 31, 2015 and July 31, 2014 is immaterial to the financial position of the Company as is the change in the accrual for fiscal year 2015 to the Company’s consolidated results of operations, cash flows and financial position.
As of July 31, 2015, the Company had surety bonds outstanding relating primarily to its long-term contracts with governmental agencies of approximately $172,848.
The Company and its subsidiaries lease office and warehouse space, automobiles, computers and office equipment. Rent expense from continuing operations for all operating leases amounted to approximately $32,297 in fiscal year 2015, $34,705 in fiscal year 2014 and $34,694 in fiscal year 2013. Future minimum rental commitments at July 31, 2015, for all non-cancelable operating leases with initial terms exceeding one year are $25,754 in 2016; $19,307 in 2017; $13,332 in 2018; $9,350 in 2019; $7,075 in 2020 and $9,845 thereafter.
The Company and its subsidiaries have various non-cancelable purchase commitments for goods or services with various vendors that have terms in excess of one year. Future purchase commitments at July 31, 2015, for the aforementioned purchase commitments are $41,728 in 2016; $6,775 in 2017; $5,925 in 2018, $1,757 in 2019, and $4 in 2020.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 15 – COMMON STOCK
Stock Repurchase Programs
The following table highlights the share repurchase authorizations in effect during fiscal year 2015:

	Date of Authorization
	Jan 17, 2013	Jul 17, 2014	Oct 9, 2014	Total
Amount available for repurchases as of July 31, 2014	$81,873	$600,000	$—	$681,873
New authorizations	—	—	200,000	200,000
Utilized	(81,873)	(222,232)	—	(304,105)
Amount available for repurchases as of July 31, 2015	$—	$377,768	$200,000	$577,768
In August 2014, the Company entered into an Accelerated Share Repurchase (“ASR”) agreement with a third-party financial institution to repurchase $300,000 of the Company’s common stock. This transaction was completed in the second quarter of fiscal year 2015. Under the agreement, the Company paid $300,000 to the financial institution. Upon completion of the transaction, the Company received a total of 3,461 shares with an average price per share of $86.67. In addition, during the three months ended January 31, 2015, the Company purchased 44 shares on the open market for a total cost of $4,105 and an average price per share of $94.26.
Stock Plans
The Company has four stock-based employee and director compensation award types (Stock Option, Restricted Stock Unit (“RSU”) which include Performance-Based Restricted Stock Units (“PRSU”), Management Stock Purchase Plan (“MSPP”) and the Employee Stock Purchase Plan (“ESPP”)), which are described more fully below under the captions Stock Purchase Plans and Stock Option and Restricted Stock Unit Plans. All plans provide for accelerated vesting if there is a change in control (as defined in, and subject to the terms and conditions of, the plans). All of the above shares were issued from treasury stock. The detailed components of stock-based compensation expense recorded in the consolidated statements of earnings for the years ended July 31, 2015, July 31, 2014 and July 31, 2013 are illustrated in the table below.

	July 31, 2015	July 31, 2014	July 31, 2013
Restricted stock units	$27,600	$20,138	$18,444
Stock options	8,727	7,608	6,147
Employee stock purchase plan (“ESPP”)	990	1,045	1,217
Management stock purchase plan (“MSPP”)	4,399	2,892	3,970
Total	$41,716	$31,683	$29,778
The following table illustrates the income tax effects related to stock-based compensation for the fiscal years:

	2015	2014	2013
Excess tax benefits in cash flows from financing activities	$8,138	$12,890	$15,812
Tax benefit recognized related to total stock-based compensation expense	12,223	8,485	7,587
Actual tax benefit realized for tax deductions from option exercises of stock-based payment arrangements	13,882	21,347	29,558
The following weighted average assumptions were used in estimating the fair value of stock options granted during the fiscal years using a Black-Scholes-Merton option pricing formula.

	2015	2014	2013
Weighted average fair value at grant date	$17.75	$16.72	$18.34
Valuation assumptions:
Expected dividend yield	1.5%	1.5%	1.5%
Expected volatility	23.7%	25.9%	37.6%
Expected life (years)	4.50	4.50	4.75
Risk-free interest rate	1.6%	1.5%	0.7%

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The Company uses both implied volatility (using traded options) and historical volatility in its estimate of expected volatility. For historical volatility, the Company used a sequential period of historical data equal to the expected term (or expected life) of the options granted using a simple average calculation based upon the daily closing prices of the aforementioned period.
The expected life (years) represents the period of time for which the options granted are expected to be outstanding. This estimate was derived from historical share option exercise experience, which management believes provides the best estimate of the expected term.
The following paragraphs describe each of the aforementioned stock-based compensation plans in detail:
Stock Option and Restricted Stock Unit Plans
On December 14, 2011, the Company’s shareholders approved the Pall Corporation 2012 Stock Compensation Plan (the “2012 Stock Plan”). The Board adopted the 2012 Stock Plan on September 26, 2011, subject to shareholder approval. The 2012 Stock Plan replaced the Pall Corporation 2005 Stock Compensation Plan (the “2005 Stock Plan”).
Similar to the 2005 Stock Plan, the 2012 Stock Plan permits the Company to grant to its employees, including the Company’s “named executive officers”, a variety of equity compensation (that is, stock options, restricted shares, restricted units, performance shares and performance units). In addition, the 2012 Stock Plan provides that (i) in January of each calendar year, each member of the board of directors who is not on such grant date an employee of the Company will be granted a number of annual award units as determined by the board of directors which may be received as shares or deferred until a date selected by the director, upon termination of the directorship or the earlier of date selected or termination, to be delivered in lump sum or five annual installments, (ii) each person who is elected a director of the Company for the first time at an annual meeting and who is not an employee of the Company on the date of such annual meeting will receive a number of annual award units as determined by the board of directors, and (iii) at the discretion of a non-employee director, 100% of the cash fees paid to such director in a calendar year may be deferred in and received in the form of additional units which will be paid out either in one lump sum or in five equal annual installments upon the director ceasing to be a member of the board. Up to 7,100 shares are issuable under the 2012 Stock Plan. The number of shares available for awards under the 2012 Stock Plan will be reduced by one share for every one share subject to a stock option granted under the 2012 Stock Plan and will be reduced by 2.31 shares for every one share subject to a Full Value Award (i.e., restricted shares, restricted units). For performance shares and performance units, the number of shares available under the 2012 Stock Plan will be reduced by 2.31 times the maximum number of shares that may be issued with respect to such award.
The fair value of stock options is estimated using a Black-Scholes-Merton option pricing formula and are charged to earnings over the service periods during which the options are deemed to be earned; which is generally either three years or four years. The forms of options approved for use in awarding options provide that the options may not be exercised within one year from the date of grant, and expire if not fully exercised within seven years from the date of grant. Generally, in any year after the first year, the options can be exercised with respect to only up to 33% (for three year service periods) or 25% (for four year service periods) of the shares subject to the option, computed cumulatively.
The fair value of the restricted unit awards (including annual performance-based restricted unit awards) are determined by reference to the closing price of the stock on the date of the award, and are charged to earnings over the service periods during which the awards are deemed to be earned; three years or four years, in the case of units awarded to employees and upon grant, in the case of the annual award units to non-employee directors. The annual award units granted to non-employee directors of the Company (and any related dividends paid in the form of additional units) are converted to shares once the director ceases to be a member of the board of directors, other than for removal for cause, for units granted before December 31, 2012. With respect to units granted after December 31, 2013, the units are converted to shares on the date of grant or if deferred, on (i) a date selected by the director, (ii) upon termination of the directors’ service on the Board, or (iii) the earlier of the date selected by the director or termination of his or her service on the Board. A total of 13 and 15 annual award units were granted during the years ended July 31, 2015 and July 31, 2014, respectively, with weighted-average fair market values of $100.53 and $84.52 per share, respectively. Restricted stock units granted to employees cliff-vest after the third or fourth anniversary of the date of grant. In addition to the awards noted above, in fiscal year 2013, the Company made performance-based RSU (“PRSU”) awards to a small group of employees. These awards vested at the end of fiscal year 2015, based upon achievement of preset operating return on capital metrics, as defined in the form of award. Dividends on unvested restricted stock units vest at the same time as the restricted units for which the dividends were recorded and are forfeitable if the participant does not vest in the original award.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

A summary of restricted stock unit activity, excluding annual award units, for the 2005 Stock Plan and 2012 Stock Plan during the year ended July 31, 2015, is presented below:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at July 31, 2014	1,176	$62.27
Granted	203	94.75
Vested	(272)	60.19
Forfeited	(110)	68.14
Nonvested at July 31, 2015	997	$68.80
As of July 31, 2015 there was $29,402 of total unrecognized compensation cost related to nonvested restricted stock units granted under the 2005 Stock Plan and 2012 Stock Plan, which is expected to be recognized over a weighted-average period of 1.9 years.
A summary of option activity for all stock option plans during the year ended July 31, 2015 is presented below:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at August 1, 2014	2,022	$60.53
Granted	446	94.53
Exercised	(365)	57.55
Forfeited or Expired	(139)	70.14
Outstanding at July 31, 2015	1,964	$68.12	4.6	$114,548
Expected to vest at July 31, 2015	1,125	$77.75	5.2	$54,794
Exercisable at July 31, 2015	811	$54.03	3.7	$58,746
As of July 31, 2015, there was $13,301 of total unrecognized compensation cost related to nonvested stock options, which is expected to be recognized over a weighted-average period of 1.9 years. The total intrinsic value of options exercised during the years ended July 31, 2015, July 31, 2014 and July 31, 2013 was $18,051, $26,657 and $30,604, respectively. The intrinsic value is the result of multiplying shares by the amount by which the current market value of the underlying stock exceeds the exercise price of the option.
Stock Purchase Plans
During fiscal year 2000, the Company’s shareholders approved two stock purchase plans, the MSPP and the ESPP. Participation in the MSPP is limited to certain executives as approved by the compensation committee of the board of directors, which also established common stock ownership targets for participants. Participation in the ESPP is available to substantially all employees that are not included in the MSPP, except for named executive officers who cannot participate in either plan.
The purpose of the MSPP is to encourage key employees of the Company to increase their ownership of shares of the Company’s common stock by providing such employees with an opportunity to elect to have portions of their total annual compensation paid in the form of restricted units, to make cash purchases of restricted units and to earn additional matching restricted units which cliff vest after four years. Such restricted units aggregated 568 and 543 as of July 31, 2015 and July 31, 2014, respectively. As of July 31, 2015, there was $4,830 of total unrecognized compensation cost related to nonvested restricted stock units granted under the MSPP, which is expected to be recognized over a weighted-average period of 2.7 years. In December 2013, the Compensation Committee of the Board of Directors instructed management not to add any more participants to the MSPP.
The following is a summary of MSPP activity during the fiscal years:

	2015	2014	2013
Deferred compensation and cash contributions	$7,122	$5,886	$6,819
Fair value of restricted stock units vested	$2,663	$4,091	$5,364
Vested units distributed	115	259	410

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

For the offering periods ending October 31, 2011 and April 30, 2012, the ESPP enabled participants to purchase shares of the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the market price at the beginning or end of each semi-annual stock purchase period. Effective with the offering period beginning on May 1, 2012, the ESPP enables participants to purchase shares of the Company’s common stock through payroll deductions at a price equal to 85% of the market price at the end of each semi-annual stock purchase period. The semi-annual offering periods end in April and October. For the years ended July 31, 2015, July 31, 2014 and July 31, 2013, the Company issued 75, 85 and 116 shares at an average price of $80.21, $70.00 and $54.95, respectively, related to the ESPP.
As of July 31, 2015, approximately 4,053 shares of common stock of the Company were reserved for stock-based compensation plans (approximately 1,543 shares are reserved for vested awards and approximately 2,510 shares are reserved for unvested awards). The Company uses treasury shares that have been repurchased through the Company’s stock repurchase program to satisfy share award exercises.
NOTE 16 – INCENTIVE COMPENSATION PLANS
The incentive compensation plans provide additional compensation to officers and key employees of the Company and its subsidiaries based upon the achievement of specified goals. The compensation committee of the board of directors establishes the goals on which the Company’s executive officers are compensated, and management establishes the goals for other covered employees. The aggregate amounts charged to expense in connection with the plans were $33,765, $35,092 and $29,448 for fiscal years 2015, 2014 and 2013, respectively.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 17 – ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS)
Changes in accumulated other comprehensive income/(loss) by component are presented below:

	Foreign Currency Translation	Defined Benefit Pension Plan	Unrealized Investment Gains/(Losses)	Unrealized Gains/(Losses) on Derivatives	Accumulated Other Comprehensive Income/(Loss)
Balance at July 31, 2014	98,689	(121,280)	2,880	4,790	(14,921)
Other comprehensive income/(loss) before reclassifications	(241,579)	(22,522)	(696)	8,383	(256,414)
Amounts reclassified from accumulated other comprehensive income/(loss)	—	7,628	(408)	(6,386)	834
Foreign exchange adjustments and other	—	8,588	—	—	8,588
Balance at July 31, 2015	(142,890)	(127,586)	1,776	6,787	(261,913)
Reclassifications out of accumulated other comprehensive income are presented below:

	Year Ended		Affected line item in the Consolidated Statement of Earnings
	July 31, 2015	July 31, 2014
Defined benefit pension plan:
Amortization of prior service cost	(1,477)	(1,543)	Note (a)
Recognized actuarial gain/(loss)	(9,262)	(11,100)	Note (a)
Settlement/curtailment	(139)	(32)	Note (a)
Total before tax	(10,878)	(12,675)
Tax (expense)/benefit	3,250	3,786
Net of tax	(7,628)	(8,889)
Unrealized investment gains/(losses):
Realized investment gain/(losses)	622	(503)	Selling, general and administrative
Tax (expense)/benefit	(214)	181
Net of tax	408	(322)
Unrealized gains/(losses) on derivatives:
Foreign exchange forward contracts	2,877	1,176	Sales
Foreign exchange forward contracts	4,154	124	Cost of sales
Total before tax	7,031	1,300
Tax (expense)/benefit	(645)	(112)
Net of tax	6,386	1,188

(a)
These accumulated other comprehensive income components are included in the computation of net periodic pension cost (see Note 13, Pension and Profit Sharing Plans and Arrangements, for additional details).

NOTE 18 – DISCONTINUED OPERATIONS
On April 28, 2012, the Company entered into an asset purchase agreement (“APA”) to sell certain assets of its blood collection, filtration and processing product line (the “Product Line”) to Haemonetics Corporation (“Haemonetics”) for approximately $550,000. The transaction involved the transfer of manufacturing facilities and equipment in Covina, California; Tijuana, Mexico; Ascoli, Italy and a portion of the Company’s operations in Fajardo, Puerto Rico. In addition to the manufacturing facilities and related equipment, the Company transferred Product Line related inventory and intangible assets. Haemonetics also assumed certain employee-related liabilities. The sale closed on August 1, 2012, and approximately 1,400 employees transitioned to Haemonetics at that time.
Separate from these manufacturing facilities, the Company also agreed to transfer related blood media manufacturing capabilities and assets to Haemonetics. The transfer of the related media lines is expected to be completed by calendar year 2016. Until that time, the Company is providing these media products to Haemonetics under a supply agreement. Under the terms of the APA, approximately $535,000 was paid upon closing, with the balance of the purchase price payable upon the Company’s delivery of the aforementioned blood media manufacturing capability and related assets.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The Product Line, which was a component of the Company’s Life Sciences segment, met the criteria for discontinued operations and held for sale presentation during the third quarter of fiscal year 2012 and has been reported as a discontinued operation in the Company’s consolidated financial statements. The Company did not allocate any portion of the Company’s interest expense to discontinued operations.
The key components of discontinued operations for the three years ended July 31, 2015, July 31, 2014 and July 31, 2013 were as follows:

	2015	2014	2013
Net sales	$—	$—	$8,975
Earnings from discontinued operations before income taxes	$—	$—	$390,058
Provision for income taxes	—	—	145,085
Earnings from discontinued operations, net of income taxes	$—	$—	$244,973
Included in earnings from discontinued operations before income taxes above are a gain/(loss) on the sale of the Product Line of $395,893 for the year ended July 31, 2013.
NOTE 19 – ACQUISITIONS
2015 Acquisitions
During fiscal year 2015, the Company completed the acquisition of Tarpon BioSystems, a developer of a patented Simulated Moving Bed technology that enables a continuous chromatography process. This transaction (the “2015 Acquisition”) was funded with available cash and borrowings under the Company’s commercial paper program. Tangible and intangible assets acquired and liabilities assumed were recognized based upon their estimated fair values at the closing date.
2014 Acquisitions
During fiscal year 2014, the Company completed four acquisitions – Medistad, a European manufacturing entity; SoloHill, a U.S. technology company; ATMI LifeSciences, a technology leader in the field of single-use bioprocess equipment and consumables for the biopharmaceutical and biotechnology industries; and FSI, a U.S. based worldwide supplier of filtration products and solutions. These transactions (the “2014 Acquisitions”) were funded with available cash and borrowings under the Company’s commercial paper program. Tangible and intangible assets acquired and liabilities assumed were recognized based upon their estimated fair values at the respective closing dates.
Adjustments in fiscal year 2015 to the preliminary purchase price allocations of the 2014 Acquisitions within the allocation period were not material.
The results of operations for the 2015 Acquisition and the 2014 Acquisitions since their respective acquisition dates are included in the accompanying consolidated financial statements. The results of operations for FSI are reported in the Industrial Segment, and the results of operations for Tarpon BioSystems, ATMI LifeSciences, Medistad, and SoloHill are reported in the Life Sciences segment. The impact of the 2015 Acquisition and the 2014 Acquisitions was not material, individually or in the aggregate, to the Company’s consolidated financial position or results from operations. Additionally, assuming these transactions had occurred at the beginning of the respective fiscal years, the consolidated pro forma results would not be materially different from reported results for the years ended July 31, 2015, July 31, 2014, and July 31, 2013.
NOTE 20 – SUBSEQUENT EVENTS
On August 31, 2015, the acquisition of the Company by Danaher was consummated pursuant to the terms of the previously announced Merger Agreement. As a result of the Merger, the Company became an indirect wholly-owned subsidiary of Danaher.

PALL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

On August 31, 2015, in connection with the closing of the Merger, the Company terminated the 2015 Facility, see Note 8, Notes Payable and Long-term Debt. No early termination penalties were incurred by the Company in connection with the termination of the 2015 Facility.
At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of any shareholder, each share of common stock, par value $0.10 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or owned by Danaher, Merger Sub or any direct or indirect wholly-owned subsidiary of Danaher or the Company) was canceled and automatically converted into the right to receive $127.20 in cash, without interest (the “Merger Consideration”).
At the Effective Time, each Company stock option, performance stock unit and management stock purchase plan award, whether vested or unvested, and each Company time-based restricted stock unit that vested or became vested in accordance with its terms as of the Effective Time, in each case that was outstanding immediately prior to the Effective Time, was cancelled and converted into the right to receive the Merger Consideration (in the case of the performance stock units, the number of shares of Common Stock subject to such award was determined assuming that the greater of target and actual performance through the Effective Time has been met) or, in the case of the Company stock options, the excess, if any, of the Merger Consideration over the applicable exercise price of such Company stock option. Each time-based restricted stock unit that remained unvested in accordance with its terms as of the Effective Time was assumed by Danaher at the Effective Time and converted, subject to the same terms and conditions as in effect immediately prior to the Effective Time, into a time-based restricted stock unit relating to the number of shares of the common stock of Danaher determined by multiplying (a) the number of shares of Common Stock previously subject to such restricted stock unit by (b) the quotient of (i) the Merger Consideration divided by (ii) the average of the closing prices of the shares of the common stock of Danaher for the ten trading days immediately preceding the Effective Time.
The Company made a payment of approximately $50,000 to its financial adviser in connection with the consummation of the Merger.